EXHIBIT 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of September 16, 2013

among

K-V PHARMACEUTICAL COMPANY,
as Borrower,

CERTAIN SUBSIDIARIES OF BORROWER,
as Guarantors,

VARIOUS LENDERS,

and

LAW DEBENTURE TRUST COMPANY OF NEW YORK,
as Agent

________________________________________________________

$100,000,000 First Lien Secured Term Loan Facility

________________________________________________________

APPENDIX	A	Notice Addresses

SCHEDULES:	I	Commitments
	4.1	Company Info; Jurisdiction of Organization
	4.2	Capital Stock and Ownership
	4.8	Adverse Proceedings
	4.9	Certain Tax Matters
	4.10(b)	Real Estate Assets
	4.17	Employee Benefit Plans
	4.21	Insurance
	4.22	Intellectual Property
	4.24(a)	Regulatory Compliance
	4.24(b)	Regulatory Compliance
	4.24(c)	Regulatory Compliance
	4.24(d)	Regulatory Compliance
	4.24(f)	Regulatory Compliance
	4.24(g)	Regulatory Compliance
	4.27	Material Contracts
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.5	Certain Subsidiary Restrictions
	6.6	Certain Investments
	6.10	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Closing Date Certificate
	F	Certificates Regarding Non-Bank Status

-ii-

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of September 16, 2013, is entered into by and among K-V PHARMACEUTICAL COMPANY, a Delaware corporation (“Borrower”), CERTAIN SUBSIDIARIES OF BORROWER, as Guarantors, the Lenders party hereto from time to time, and LAW DEBENTURE TRUST COMPANY OF NEW YORK, as administrative agent and collateral agent (in such capacities, together with any successors and assigns, collectively, “Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower and certain of its Affiliates, as debtors and debtors-in-possession (“Debtors”), previously commenced the Bankruptcy Cases in the Bankruptcy Court;

WHEREAS, on July 19, 2013, the Debtors filed the Plan of Reorganization with the Bankruptcy Court, which Plan of Reorganization was confirmed pursuant to the Confirmation Order;

WHEREAS, concurrently with the Closing Date, the Effective Date (as defined in the Plan of Reorganization) of the Plan of Reorganization has occurred;

WHEREAS, in order to provide Borrower with funds to be used for the purposes set forth herein, Borrower has requested that Lenders provide it with a secured first lien term loan credit facility of $100,000,000 (the “First Lien Term Loan Facility”);

WHEREAS, Borrower and Guarantors have agreed to secure all of the Obligations hereunder by granting to Agent, for the benefit of Secured Parties, a first priority perfected Lien on substantially all of their assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries and all of the Non-Voting Capital Stock and sixty-five percent (65%) of the Voting Capital Stock of any first tier Foreign Subsidiaries; and

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.     DEFINITIONS AND INTERPRETATION

1.1     Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (A) 2.00 percent (2%) per annum and (B) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of one-sixteenth of one percent (1/16 of 1%)) (i) (a) the rate per annum equal to the rate determined by Agent to be the offered rate displayed as the average British Bankers Association Interest Settlement Rate which appears on Reuters Screen LIBOR01 Page for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum equal to the rate determined by Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date as determined by Agent in accordance with its customary practices, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any arbitrator whether pending or, to the knowledge of an Authorized Officer of Borrower or any of its Subsidiaries, threatened in writing by or against Borrower or any of its Subsidiaries or any property of such Borrower or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, in no event shall any (i) Agent or Lender, or (ii) Affiliate or Related Fund of any of the foregoing, be considered an “Affiliate” of any Credit Party due to any Person described in clause (i) or (ii) being in the capacity described in such clause.

“Agent” as defined in the preamble hereto.

“Agent’s Account” means an account at a bank designated in writing to Borrower by Agent from time to time as the account into which Credit Parties shall make all payments to Agent for the benefit of Agent and Lenders under this Agreement and the other Credit Documents.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 8.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of September 16, 2013, and any annexes, appendices, exhibits and schedules hereto.

“Applicable Margin” means (i) with respect to Loans that are LIBOR Rate Loans, a percentage per annum equal to ten percent (10.0%), and (ii) with respect to Loans that are Base Rate Loans, a percentage per annum equal to nine percent (9.0%).

“Applicable Government Agreements” means, collectively, (i) the Consent Decree, dated March 2, 2009, entered into between Borrower and the FDA, (ii) the Plea Agreement, dated March 2, 2010, entered into by Borrower with the Office of the United States Attorney for the Eastern District of Missouri and the Office of Consumer Litigation of the United States Department of Justice and (iii) the Divestiture Agreement, November 10, 2010, entered into by Borrower with the Office of the Inspector General of the U.S. Department of Health and Human Services, in each case, as subsequently modified or amended through written agreement or court order.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency Liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“ANDA” as defined in Section 4.24(c).

“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of transactions, of all or any part of Borrower’s or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Capital Stock of any of Borrower’s Subsidiaries, other than (i) inventory sold or leased in the ordinary course of business and (ii) any such sale, lease or sublease, sale and leaseback, assignment, conveyance, license, transfer or other disposition or exchange in one transaction or series of related transactions of assets with an aggregate fair market value of less than $1,000,000; provided that “Asset Sale” shall not be deemed to include any issuance by a Person of any of its Capital Stock to another Person.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by the Requisite Lenders.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chief executive officer, president, chief financial officer or treasurer, in each case, whose signatures and incumbency have been certified to Agent.

“Available Amount” means, at any time after the Closing Date (such time, the “Reference Date”), an amount not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a) the aggregate amount of net cash proceeds of any capital contributions (that is converted or exchanged for Qualified Capital Stock) or issuances of Qualified Capital Stock (or for Qualified Capital Stock issued upon conversion of debt securities) received or made by the Borrower) since the Closing Date and on or prior to the Reference Date; plus

(b) after giving effect to the portion of the Excess Cash Flow that has been (or will be) after the Closing Date and on or prior to the Reference Date applied to the prepayment or repayment of Loans in accordance with Section 2.10, fifty percent (50%) of the remaining balance of Excess Cash Flow for all fiscal years of the Borrower commencing with the Borrower’s fiscal year ending March 31, 2014 (inclusive of Excess Cash Flow for the Excess Cash Flow Payment Period from the Closing Date to March 31, 2014) after the Closing Date; plus

(c) an amount equal to any returns in cash and Cash Equivalents (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made by the Borrower or any Subsidiary since the Closing Date pursuant to Section 6.6(p); plus

(d) the net reduction in Investments in any Person (other than the Borrower or any Subsidiary) resulting from dividends, repayments of loans or advances or other transfers of assets subsequent to the Closing Date, in each case to the Borrower or any Subsidiary from such Person; plus

(e) without duplication of any amounts that otherwise increased the amount available for Investments pursuant to Section 6.6(p) and to the extent not included in clause (b) above, 100% of the aggregate amount received by the Borrower or any Subsidiary in cash and Cash Equivalents from: (A) the sale (other than to the Borrower or any Subsidiary) of any equity interests of any minority Investments, or (B) any dividend or other distribution (including any interest, returns of principal, repayments and similar payments) by or in respect of any minority Investments; less

(f) any usage of such Available Amount pursuant to Sections 6.4(f), 6.6(p), the proviso of 6.14 or 7.4 prior to or on the Reference Date.

“Available Amount Condition” means, after giving effect to any usage of the Available Amount, the Leverage Ratio, on a Pro Forma Basis, as of the last day of the period of four (4) fiscal quarters most recently completed for which financial statements were required to have been delivered pursuant to Section 5.1 shall be no greater than the Leverage Ratio as in effect on the Closing Date (as calculated, on a Pro Forma Basis for the transactions in connection with the borrowing of Loans on the Closing Date under the First Lien Term Loan Facility, as of the date of the then last ended fiscal quarter occurring prior to the Closing Date).

“Bankruptcy Cases” means the jointly administered voluntary cases of the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court titled In re K-V Discovery Solutions, Inc., et al., Case No. 12-13346 (ALG) (Jointly Administered).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 0.5%, (iii) the Adjusted LIBOR Rate for an Interest Period of one (1) month plus one percent (1.00%) and (iv) three percent (3.0%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means Agent and each Lender.

“Borrower” as defined in the preamble hereto.

“Borrower’s Knowledge” means the actual knowledge of the chief executive officer, chief financial officer, chief operating officer, president and general counsel of Borrower and each of its Subsidiaries.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, or are in fact closed, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the aggregate of amounts that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries, excluding (i) interest capitalized during construction, (ii) Capital Expenditures financed with Net Insurance/Condemnation Proceeds and (iii) Capital Expenditures financed with proceeds of equity contributions, as determined in accordance with GAAP.

“Capital Lease” means, as applied to any Person, any lease of (or other arrangement conveying the right to use) any property (whether real, personal or mixed) by that Person as lessee (or the equivalent) that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or acquire any of the foregoing.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a)  has at least ninety five percent (95%) of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Interest Expense” means, with respect to any Person for any period, the Interest Expense of such Person for such period less the Non-Cash Interest Expense of such Person for such period.

“Casualty/Condemnation Event” means any event that gives rise to the receipt by Borrower or any of its Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means:

(a) there occurs a sale, transfer, lease, conveyance or other disposition of all or substantially all of the property or assets of Borrower, or of Borrower and its Subsidiaries on a consolidated basis, to any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act; or

(b) Borrower consolidates with, or merges with or into, another person or any person consolidates with, or merges with or into, Borrower, unless the persons that “beneficially owned” (as such term is used in Rule 13d- 3 under the Exchange Act), directly or indirectly, the shares of Borrower’s Voting Capital Stock immediately prior to such consolidation or merger, “beneficially own,” directly or indirectly, immediately after such consolidation or merger, shares of the surviving or continuing corporation’s Voting Capital Stock representing at least a majority of the total outstanding voting power of all outstanding classes of the Voting Capital Stock of the surviving or continuing corporation in substantially the same proportion as such ownership immediately prior to such consolidation or merger; or

(c) none of the following persons constitute a majority of Borrower’s board of directors:

(i) individuals who on the Closing Date (after giving effect to the consummation of the Plan of Reorganization) constituted Borrower’s board of directors; and

(ii) any new directors whose election to Borrower’s board of directors or whose nomination for election by Borrower’s stockholders was approved by at least a majority of the directors of Borrower then still in office (or by at least a majority of the members of a duly authorized committee of the directors of Borrower then still in office) either who were directors of Borrower on the Closing Date or whose election or nomination for election was previously so approved.

“Charges” as defined in Section 11.19.

“Closing Date” as defined in Section 2.1(a)(i).

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit E.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock), in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, but specifically excluding the Excluded Property.

“Collateral Documents” means this Agreement, the Security Agreement, each Control Agreement and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Agent, for the benefit of Secured Parties, a perfected Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan, and “Commitments” means such commitments of all Lenders in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $100,000,000 and are set forth on Schedule I.

“Commitment Premium” as defined in Section 2.8(b).

“Commodity Account” means any “commodity account” as defined in the UCC.

“Communications” as defined in Section 10.9(a).

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Confirmation Order” means that certain order issued by the Bankruptcy Court and entered on August 29, 2013 in the Bankruptcy Cases, and which ordered confirmed the Plan of Reorganization pursuant to Section 1129 of the Bankruptcy Code.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, the sum, without duplication, and determined on a consolidated basis for Borrower and its Consolidated Subsidiaries in accordance with GAAP, of (i) Consolidated Net Income plus the amount of any business interruption insurance proceeds received or reasonably expected to be received in respect of such period and (ii) to the extent such Consolidated Net Income has been reduced thereby, (a) all income taxes of Borrower and its Consolidated Subsidiaries paid or accrued in accordance with GAAP for such period; (b) Consolidated Interest Expense paid or accrued in accordance with GAAP for such period including any amounts required to be paid or reserved on account of claims for post-petition interest; (c) Consolidated Non-Cash Charges net of any non-cash items increasing such Consolidated Net Income for such period, (d) non-recurring losses net of any non-recurring gains, (e) any integration expenses, business optimization expenses, operating improvement expenses and other restructuring charges, accruals or reserves (including retention costs, severance costs, systems development and establishment costs, costs associated with office and facility openings, closings and consolidations, and relocation costs, conversion costs, excess pension charges, curtailments and modifications to pension and post-retirement employee benefit plan costs or charges, contract termination costs, expenses attributable to the implementation of cost savings initiatives and professional and consulting fees), in an amount not to exceed $7,500,000 for such period; (f) the negative effects of non-cash adjustments from the application of fresh start reporting; (g) cost savings projected by the Borrower in good faith to be realized in the first twelve months after the Closing Date (calculated on a pro forma basis as though such item had been realized on the first day of such twelve−month period) as a result of actions taken or to be taken during such period, including, without limitation, reductions in work force, supply chain savings, other operating expense reductions and other operating improvements and synergies, net of the actual savings realized during such period, in each case to the extent not included in any of the other items added back in computing Consolidated EBITDA provided herein, and in an amount not to exceed $7,500,000 for such period; provided that such cost savings shall only be added back for a period of four (4) consecutive fiscal quarters following the Closing Date; (h) expenses and payments that are covered by indemnification, reimbursements, guaranty or purchase price adjustment provisions in any agreement entered into by the Borrower or any Subsidiary to the extent such expenses and payments have been reimbursed pursuant to the applicable indemnity, reimbursement, guaranty or acquisition agreement in such period; (i) fees, costs and expenses (including audit fees) related to, or incurred in connection with, the Bankruptcy Cases; (j) any amount required to be reserved in accordance with GAAP on account of prepetition claims in connection with the Plan of Reorganization; (k) any loss (including all reasonable fees and expenses or charges relating thereto) or gain attributable to business dispositions or asset dispositions, other than in the ordinary course of business, as the Borrower determines are reasonable and are factually supportable; and (l) fees, costs and expenses related to, or incurred in connection with, any Permitted Acquisition, issuance of Equity Interests, Investments, issuance of Indebtedness permitted hereunder (in each case whether or not such Permitted Acquisition, issuance of Equity Interests, Investment or issuance of Indebtedness is consummated), repayment of Indebtedness, Disposition (other than in the ordinary course of business) or discontinued lines of business or operations (other than in the ordinary course of business), in an amount not to exceed $7,500,000 for such period. For all purposes hereunder, Consolidated EBITDA for the fiscal quarters ending September 30, 2012, December 31, 2012, March 31, 2013 and June 30, 2013 shall be deemed to be -$10,217,000, $7,112,000, $7,885,000 and $9,329,000, respectively;

provided, that solely for purposes of calculating the Leverage Ratio:

(i) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Consolidated EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Subsidiary during such period (but not the Consolidated EBITDA of any related Person or business or any Consolidated EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Borrower or such Subsidiary (each such Person, business, property or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) based on the Consolidated EBITDA of such Acquired Entity or Business for such period and (B) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Effect with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition), and

(ii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Consolidated EBITDA of any Person, property, business or asset sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of) by the Borrower or any Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the Consolidated EBITDA of such Sold Entity or Business for such period.

“Consolidated Interest Expense” means, for any period, the aggregate (without duplication) of the interest expense of Borrower and its Consolidated Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including (i) all amortization or accretion of original issue discount; (ii) the interest component of Capital Leases paid, accrued or scheduled to be paid or accrued by Borrower and its Consolidated Subsidiaries during such period; (iii) net cash costs under all Interest Rate Agreements (including, without limitation, amortization of fees); and (iv) any amounts required to be paid or reserved on account of claims for post-petition interest; provided, however, that Consolidated Interest Expense shall not include non-cash costs under any hedging arrangements.

“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Borrower and its Consolidated Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that the following shall be excluded from Consolidated Net Income: (i) after-tax gains and losses from asset sales outside the ordinary course of business or abandonments or reserves relating thereto; (ii) after-tax items classified as extraordinary gains or losses; (iii) the net income of any Person, other than Borrower or a Consolidated Subsidiary, except to the extent of cash dividends or distributions paid to Borrower or to a Consolidated Subsidiary by such Person; (iv) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date; (v) income or loss attributable to discontinued operations (including operations disposed of during such period whether or not such operations were classified as discontinued); (vii) the cumulative effect of a change in accounting principles; (viii) interest expense attributable to dividends on Capital Stock pursuant to GAAP; (ix) non-cash charges resulting from the impairment of intangible assets; and (x)  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or re-pricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards.

“Consolidated Non-Cash Charges” means, for any period, the aggregate depreciation, amortization and other non-cash items and expenses (including asset impairments) of Borrower and its Consolidated Subsidiaries to the extent they reduce the Consolidated Net Income of Borrower and its Consolidated Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Subsidiaries” means Subsidiaries of Borrower that would be consolidated with Borrower in accordance with GAAP.

“Consolidated Total Debt” means, at any date of determination, the aggregate principal amount of all Indebtedness for borrower money of any Person outstanding at such time, in the amount that would be reflected on a balance sheet prepared at such date, determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound.

“Contributing Guarantors” as defined in Section 8.2.

“Control Agreements” means a control agreement, in form and substance reasonably satisfactory to Borrower and Agent, entered into with the bank, securities intermediary or commodity intermediary at which any Deposit Account, Securities Account or Commodity Account is maintained by any Credit Party, as required to be in effect pursuant to the terms hereof or at Agent’s request.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyright Licenses” means any and all agreements providing for the granting of any right in or to Copyrights (whether a Credit Party is licensee or licensor thereunder).

“Copyrights” means all United States and foreign copyrights, including copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor, (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, and (iv) all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages and proceeds of suit.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of Agent, any Lender or Agent’s or such Lender’s respective Affiliates or Related Funds in connection herewith.

“Credit Extension” means the making, conversion or continuance of a Loan.

“Credit Party” means Borrower and each Guarantor.

“Curative Equity” means the net amount of equity contributions (excluding proceeds from Disqualified Capital Stock) made by any of the stockholders of Borrower to Borrower in immediately available funds and which is designated “Curative Equity” by Borrowers under Section 7.6 of the Agreement at the time it is contributed.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Borrower’s and its Subsidiaries’ operations and not for speculative purposes.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Debtors” as defined in the recitals hereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.7.

“Defaulted Loan” as defined in Section 2.18.

“Defaulting Lender” as defined in Section 2.18.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Qualified Capital Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, public equity offering or asset sale event so long as any rights of the holders thereof upon the occurrence of such event shall expressly be subject to the prior repayment in full of the Loans and all other Obligations that are due and payable when the Loans are paid in full) or is redeemable at the option of the holder thereof (other than solely for Qualified Capital Stock), in whole or in part, in each case prior to the date that is 180 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Capital Stock, in each case at any time prior to the date that is 180 days after the Maturity Date, (c) contains any repurchase obligation that is not subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable, (d) requires cash dividend payments prior to the date that is 180 days after the Maturity Date or (e) provides the holders of such Capital Stock with any rights to receive any cash upon the occurrence of a change of control, which rights are not subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Drug Regulatory Laws” as defined in Section 4.24(c).

“Eligible Assignee” means (i) any Lender (other than any Defaulting Lender), any Affiliate of any Lender (other than any Defaulting Lender) and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) and (ii) any other Person (other than a natural Person); provided that such Person is not (y) a competitor of Borrower or (z) an Affiliate of a competitor of Borrower. For the avoidance of doubt, neither Borrower nor any of its Subsidiaries shall be an “Eligible Assignee”.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any ERISA Affiliate and in respect of which Borrower would have any liability.

“Environmental Claim” means any investigation, written notice, written notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Release of or exposure to any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to natural resources or the environment.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of either of them), laws, codes, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations promulgated or entered into by, or any other legally binding requirements of, any Governmental Authorities relating to (i) public health and safety (as it relates to the Release of or exposure to Hazardous Materials), protection of the environment or other environmental matters relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health and industrial hygiene (as each relates to the Release of or exposure to Hazardous Materials), land use or the protection of natural resources.

“Equity Holder Information” as defined in Section 11.23.

“Equity Interests” means, of any Person, any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is (or at the relevant time was) (i) a member of a group of which any of Borrower or any of its Subsidiaries is or was a member and which is or was under common control within the meaning of Section 4001(b)(1) of ERISA or Section 414(m) or (n) of the Internal Revenue Code or (ii) for purposes of Section 412 of the Internal Revenue Code, is or was a member of a group that includes Borrower or any of its Subsidiaries and is treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code. Any former ERISA Affiliate shall continue to be considered an ERISA Affiliate within the meaning of this definition with respect to the period such entity was an ERISA Affiliate and with respect to liabilities arising after such period for which Borrower could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Sections 412 and 430 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Pension Plan; (iii) any Pension Plan is or becomes subject to the limitations of Section 436 of the Internal Revenue Code; (iv) notice of intent to terminate a Pension Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of a plan amendment as such a termination; (v) the withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan or Multiple Employer Plan or the termination of any Multiemployer Plan or Multiple Employer Plan resulting in material liability to Borrower or any ERISA Affiliate pursuant to Section 4063 or 4064 of ERISA; (vi) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might reasonably constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the imposition on Borrower or any ERISA Affiliate of any material liability under Title IV of ERISA (other than for the payment of premium to the PBGC); (vii) the imposition of liability on Borrower or any ERISA Affiliate pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (viii) the withdrawal of Borrower or any ERISA Affiliate in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material withdrawal liability therefor, or the receipt by Borrower or any ERISA Affiliate of notice from any Multiemployer Plan or Multiple Employer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (ix) the occurrence of an act or omission which could give rise to the imposition on Borrower or any ERISA Affiliate of fines, penalties, taxes or related charges which individually or in the aggregate could reasonably be expected to result in material liability under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (x) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan or the assets thereof, or against Borrower or any ERISA Affiliate in connection with any Employee Benefit Plan; (xi) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xii) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excess Cash Flow” means, for any period, (a) Consolidated EBITDA for such period minus (b) the sum of (without duplication) (i) Cash Interest Expense for such period, (ii) scheduled or mandatory cash principal payments on the Loans actually made during such period, (iii) scheduled or mandatory cash principal payments actually made by Borrower or any of its Consolidated Subsidiaries during such period on other Indebtedness to the extent such other Indebtedness and payments are permitted by this Agreement and are not permitted to be reborrowed, (iv) scheduled payments actually made by Borrower or any of its Consolidated Subsidiaries on Capital Leases to the extent such Capital Leases and payments are permitted by this Agreement and are not permitted to be reborrowed, (v) Capital Expenditures actually made by Borrower or any of its Consolidated Subsidiaries during such period to the extent permitted by this Agreement and such Capital Expenditures are not otherwise financed, (vi) all income taxes of Borrower and its Consolidated Subsidiaries paid or accrued in accordance with GAAP, (vii) the cash impact of any extraordinary loss in such fiscal year, (viii) any amount paid during such period on account of pre-petition claims in connection with the Plan of Reorganization, (ix) an amount equal to all expenses, charges and losses either (a) excluded in calculating Consolidated Net Income pursuant to clauses (i) or (ii) of the definition thereof or (b) added back in calculating Consolidated EBITDA pursuant to clauses (e), (h), (i), and (k) of the definition thereof, in each case, to the extent paid or payable in cash, (x) to the extent not expensed during such period or not deducted in calculating Consolidated Net Income, the aggregate amount of expenditures, fees, costs and expenses paid in cash by the Borrower and its Consolidated Subsidiaries during such period, other than if financed with long-term Indebtedness (other than revolving Indebtedness), in an amount not to exceed $15,000,000 for such period, and (xi) Restricted Payments pursuant to clauses (c) and (d) of Section 6.4.

“Excluded Equity” means any voting stock in excess of 65% of the outstanding voting stock of any Foreign Subsidiary. For the purposes of this definition, “voting stock” means, with respect to any issuer, the issued and outstanding shares of each class of stock of such issuer entitled to vote (within the meaning of Treasury regulation § 1.956-2(c)(2)).

“Excluded Property” means, collectively, (i) Excluded Equity, (ii) to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien on any property owned by any Credit Party or requires consent not obtained of any Governmental Authority, but only to the extent, and for as long as, such prohibition is not terminated or rendered unenforceable or ineffective by the UCC or any other Requirement of Law, (iii) any property owned by any Credit Party that is subject to a purchase money Lien or a Capital Lease if the Contractual Obligation pursuant to which such Lien is granted (or in the document providing for such Capital Lease) prohibits or requires the consent of any Person other than a Credit Party and its Affiliates as a condition to the creation of any other junior Lien on such property, (iv) deposit accounts exclusively for payroll, payroll taxes and other employee wage and benefit payments or other fiduciary accounts, accounts holding assets in trust for third parties and any accounts that are prohibited from being pledged or requiring the consent of any Person other than a Credit Party and its Affiliates under any Requirement of Law, (v) any United States “intent to use” Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such United States “intent to use” Trademark applications under applicable federal law, (vi) vehicles and other goods subject to a certificate of title, and (vii) any collateral as to which collateral value is insufficient to justify the difficulty, time and/or expense of obtaining a perfected security interest therein as determined by the Borrower and Agent in their reasonable discretion; provided, however, that “Excluded Property” shall not include any proceeds, products, substitutions or replacements of Excluded Property (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to, or required to be withheld or deducted from a payment to, Agent or a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Agent or Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.16, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender or Agent’s failure to comply with Section 2.16(e) (other than as a result of any change in applicable law after the date a Lender becomes a party to this Agreement or, with respect to a Participant, the date the Participant acquired its participation) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender and such Lender’s undrawn Commitment.

“Extraordinary Receipts” means the net cash proceeds in excess of $1,000,000 per year received by or paid to or for the account of any Person not in the ordinary course of business from the proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards and similar payments; provided, however, that Extraordinary Receipts shall not include cash receipts from proceeds of insurance or condemnation awards or similar payments to the extent that such funds are received by any Person in respect of any third party claim against such Person and applied to pay (or reimburse such Person for its prior payment of) such claim plus related costs and expenses.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) owned, leased, operated or used by Borrower or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share” as defined in Section 8.2.

“Fair Share Contribution Amount” as defined in Section 8.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“FDCA” as defined in Section 4.24(c).

“FDA” means the United States Food and Drug Administration.

“Fee Letter” means the Second Amended and Restated Fee Letter, dated June 6, 2013, in connection with this Agreement.

“Fee Schedule” as defined in Section 2.8(a).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations on such day received by Agent from three federal funds brokers of recognized standing selected by it.

“Final Order” means an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated, or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a stay, new trial, reargument, or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument, or rehearing shall then be pending, or (b) if an appeal, writ of certiorari, stay, new trial, reargument, or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied, or a stay, new trial, reargument, or rehearing shall have been denied or resulted in no modification of such order, and (ii) the time to take any further appeal, petition for certiorari, or move for a stay, new trial, reargument. or rehearing shall have expired.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of an Authorized Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, in each case, in conformity with GAAP applied on a consistent basis, subject, in the case of interim financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

“First Lien Term Loan Facility” as defined in the recitals hereto.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that (i) such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien and (ii) such Lien is the most senior Lien in priority to which such Collateral is subject.

“Fiscal Month” means the period in the relevant month at issue in any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Borrower and its Consolidated Subsidiaries.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period minus Capital Expenditures of such Person for such period (excluding Capital Expenditures to the extent financed with Indebtedness for borrowed money (other than Indebtedness incurred under the First Lien Term Loan Facility) or with insurance proceeds) minus the total federal, state and local income tax liability actually payable in cash by such Person in respect of such period to (b) the Fixed Charges of such Person for such period.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of (a) Cash Interest Expense that is required to be paid during such period and (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period; provided, that, in the event that any of the foregoing amounts are not actually paid in cash during the period in which such amount is scheduled or required to be paid but is included in the calculation of Fixed Charges for such period, such amount shall continue to be included as Fixed Charges for such period and not for any subsequent period in which such amount is actually paid.

“Flood Hazard Property” means any Real Estate Asset which is part of the Collateral and which contains improvements located in a “flood hazard area” on the most current applicable Flood Insurance Rate Map published by the Federal Emergency Management Agency for such Real Estate.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding” as defined in Section 2.1(a)(i).

“Funding Account” means the bank account established by the Agent, the details of which shall be advised in writing to the Lenders and Borrower.

“Funding Default” as defined in Section 2.18.

“Funding Guarantor” as defined in Section 8.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof; provided, however, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Agent notifies Borrower that Agent or the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign state or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Government Pricing Program Obligations” as defined in Section 4.24(h).

“Granting Lender” as defined in Section 11.7.

“Guarantee” means, with respect to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, that is (a) an obligation of such Person the purpose of which is to provide assurance to an obligee that the Indebtedness or other obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; or (b) a liability of such Person for Indebtedness or other obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or other obligation or any security therefor, or to provide funds for the payment or discharge of such Indebtedness or other obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this clause (b), the purpose thereof is as described in clause (a) above; provided that the term “Guarantee” shall not include (i) endorsements for collection or deposit or indemnity obligations, in each case in the ordinary course of business and (ii) take-or-pay obligations not entered into for the purpose of assuring in any other manner the obligee of such obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” as defined in Section 8.1.

“Guarantor” means each of Borrower’s Subsidiaries signatory hereto on the Closing Date and each other Person required to become a Guarantor pursuant to Section 5.10. In no event shall MECW, LLC be required to become a Guarantor hereunder.

“Guaranty” means the guaranty of each Guarantor set forth in Section 8.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Environmental Law or Governmental Authority or as to which liability is imposed as a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Healthcare Regulatory Laws” as defined in Section 4.24(g).

“Highest Lawful Rate” as defined in Section 11.19.

“Historical Financial Statements” means the following delivered by Borrower to Agent on or prior to the Closing Date: (i) the consolidated financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Quarter ended June 30, 2013, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such Fiscal Quarter and (ii) consolidated financial statements of Borrower and its Consolidated Subsidiaries for the Fiscal Month ended July 31, 2013, consisting of a consolidated balance sheet and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for such Fiscal Month.

“Increased Cost Lender” as defined in Section 2.19.

“IND” as defined in Section 4.24(d).

“Indebtedness” as applied to any Person, means, without duplication: (i) all indebtedness for borrowed money; (ii) the capitalized amount with respect to Capital Leases that would appear on a balance sheet of such Person in conformity with GAAP; (iii) all obligations of such Person evidenced by notes, bonds or similar instruments; (iv) any obligation of such Person owed for all or any part of the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business having a term of less than twelve (12) months and accrued expenses incurred in the ordinary course of business); (v) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (vi) all Indebtedness of others secured by any Lien on any property or asset owned by that Person regardless of whether the Indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the maximum amount (after giving effect to any prior reductions or drawings which have been reimbursed), of any letter of credit or letter of guaranty issued, bankers’ acceptances facilities, surety bond and similar credit transactions for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or drafts; (viii) any Guarantee or liability as a co-obligor or co-maker of Indebtedness of another Person; (ix) the net obligations of such Person in respect of any Interest Rate Agreement, Currency Agreement and any other Rate Management Transaction, whether entered into for hedging or speculative purposes; and (x) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person. Indebtedness of any Person shall include the Indebtedness of any partnership or Joint Venture (other than a Joint Venture that is itself a corporation or limited liability company) in which such Person is a general partner or joint venturer, unless such Indebtedness is expressly non-recourse to such Person, except to the extent such Person’s liability for such Indebtedness is otherwise limited. For all purposes hereof, the Indebtedness of Borrower and its Subsidiaries shall exclude (w) customer deposits and advances and interest payable thereon in the ordinary course of business in accordance with customary trade terms and other obligations incurred in the ordinary course of business through credit on an open account basis customarily extended to such Person, (x) endorsements of checks or drafts arising in the ordinary course of business, (y) purchase price holdbacks arising in the ordinary course of business and (z) multi-period ordinary course capital purchase arrangements. The amount of any net obligation under any Rate Management Transaction on any date shall be deemed to be the Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (vi) shall be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses (including the reasonable out-of-pocket costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), damages (including natural resource damages), penalties, claims (including Environmental Claims), and related reasonable out-of-pocket costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable out-of-pocket fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted or awarded against any such Indemnitee, in any manner relating to or arising out of or in connection with (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)), or (ii) any Environmental Claim against or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Borrower or any of its Subsidiaries.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” as defined in Section 11.3(a).

“Indemnitee Agent Party” as defined in Section 10.6.

“Information” as defined in Section 11.18.

“Initial Lenders” means, collectively, each of the entities set forth on Schedule I as in effect on the Closing Date, in each case, in its capacity as a Lender.

“Intellectual Property” means all right, title and interest in or to intellectual property and industrial property, including, but not limited to, all Copyrights, IP Licenses, Patents, Trademarks and Trade Secrets.

“Interest Coverage Ratio” means, with respect to any Person for any period, the ratio of (a) Consolidated EBITDA of such Person for such period to (b) Cash Interest Expense of such Person for such period.

“Interest Expense” means, for any Person for any period, (a) consolidated total interest expense of such Person and its Subsidiaries for such period and including, in any event, interest capitalized during such period and net costs under any Interest Rate Agreement for such period minus (b) consolidated net gains of such Person and its Subsidiaries under interest rate contracts for such period and minus (c) any consolidated interest income of such Person and its Subsidiaries for such period.

“Interest Payment Date” means with respect to (a) any Loan that is a Base Rate Loan, (i) the last day of each calendar month, commencing on the first such date to occur after the Closing Date, and (ii) the Maturity Date; and (b) any Loan that is a LIBOR Rate Loan, (i) the last day of each Interest Period applicable to such Loan and (ii) the Maturity Date, provided that in the case of any Interest Period of longer than three months, “Interest Payment Date” shall include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one (1) month, two (2), three (3) or six (6) months, as specified by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period with respect to any portion of any Loan shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement for the purpose of hedging interest rate exposure.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute, in each case together with the regulations promulgated and rulings issued thereunder.

“Investment” means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person; (ii) any direct or indirect purchase or other acquisition for value, by Borrower or any of its Subsidiaries, of any Capital Stock of any other Person; (iii) any direct or indirect loan, advance or capital contributions by Borrower or any of its Subsidiaries to any other Person, (iv) any direct or indirect Guarantee of any obligations of any other Person; and (v) the purchase or other acquisition (in one transaction or a series of related transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IP Licenses” means any and all agreements providing for the granting of any right in or to Intellectual Property (whether a Credit Party is licensee or licensor thereunder), including, but not limited to, the Copyright Licenses, the Patent Licenses, the Trademark Licenses, and the Trade Secret Licenses.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Junior Indebtedness” means any Indebtedness (i) having a maturity date that is at least 180 days after the Maturity Date; (ii) requiring no payments of any principal in respect of such Indebtedness to be made prior to the date that is 180 days after the Maturity Date; and (iii) if such Junior Indebtedness is secured, the liens securing such Junior Indebtedness are subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Requisite Lenders.

“Lease” means any lease or sublease of real property under which a Credit Party is the lessee or sublessee.

“Leaseholds” of any Person means all the right, title and interest of such Person as lessee or license in, to and under leases or licenses or land, improvements and/or fixtures.

“Lender” means, in its capacity as such, each financial institution listed on the signature pages hereto as a Lender (including the Initial Lenders), and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means, at any date of determination, with respect to any Person, the ratio of (a) Consolidated Total Debt on such day minus unrestricted cash and unrestricted Cash Equivalents recorded on the balance sheet of the Borrower and its Subsidiaries on such day to (b) Consolidated EBITDA for the period of four Fiscal Quarters ended on such date.

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means any lien, mortgage, deed of trust, pledge, assignment by way of security, security interest, charge or encumbrance of any kind, including, in the case of real property, any easement, restrictive covenant, encroachment or other survey defect or right of first refusal (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means a term loan made by a Lender to Borrower pursuant to the terms hereof.

“Makena Material Adverse Effect” means the approval by the United States Food and Drug Administration of an abbreviated new drug application with respect to a generic formulation of hydroxyprogesterone caproate injection that would reasonably be expected to have a material adverse effect on the financial condition or results of operations of Borrower and its Subsidiaries, taken as a whole.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact that has had, or would reasonably be expected to have, a material adverse effect on (i) the business, results of operations or financial condition of Borrower and its Subsidiaries taken as a whole, (ii) the rights or remedies of the Lenders or the Agent hereunder or under any other Credit Document or (iii) on the ability of any Credit Party to perform its obligations to the Lenders or the Agent hereunder or under any other Credit Document; provided, however, that none of the following, or any state of facts, condition, change, event, occurrence or development resulting or arising from the following, shall constitute, or shall be considered in determining whether there has occurred or would reasonably be expected to occur, a “Material Adverse Effect”: (a) conditions or effects that generally affect the industries and markets in which Borrower operates, (b) changes in general market or economic conditions in the industries in which Borrower operates generally, (c) effects resulting from changes generally affecting financial, banking, credit, securities, or commodities markets, the economy in general, prevailing interest rates or general capital market conditions in the United States or those countries in which Borrower operates, (d) any failure by Borrower or any subsidiary thereof to achieve any projections or forecasts in respect of revenues, earnings or other financial or operating metrics for any period (provided, that the underlying causes for such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (e) changes in Borrower’s stock price or trading volume, or changes in the price of the 2.5% Contingent Convertible Subordinated Notes due 2033 of Borrower (the “Convertible Notes”) issued pursuant to that certain Indenture (as amended, modified or supplemented), dated as of May 16, 2003, between Borrower and Deutsche Bank Trust Company Americas, as indenture trustee or the 12% Senior Secured Notes due 2015 of Borrower (the “Senior Notes”) issued pursuant to that certain Indenture (as amended, modified or supplemented), dated as of March 17, 2011, among Borrower, the guarantors named therein, and Wilmington Trust FSB, as indenture trustee (provided that the underlying causes of factors affecting Borrower’s stock price, trading volume or price of the Convertible Notes or the Senior Notes may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect unless such underlying cause is otherwise excluded pursuant to this definition), (f) a change in United States generally accepted accounting principles or regulatory accounting principles or interpretations thereof after the date hereof, (g) any state of facts, condition, change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (as defined in the Stock Purchase and Backstop Agreement) (other than Borrower), including the entry into the market of products (including generic versions of products) competitive with any of Borrower’s products or product candidates, (h) the filing of the Bankruptcy Cases, actions taken in connection with the Bankruptcy Cases approved by the Bankruptcy Court (and in compliance with the requirements of the chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §§ 101, et seq.), the announcement of the Contemplated Transactions (as defined in the Stock Purchase and Backstop Agreement), the pendency of the Contemplated Transactions, any actions or omissions taken with the consent of the Lenders or compliance by any party with the covenants and agreements herein or in the Plan of Reorganization, or (i) any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of June 6, 2013; provided further, however, that any of the changes, events or effects referred to in clauses (a), (b) or (i) immediately above may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent any such change, event or effect affects Borrower or its subsidiaries, taken as a whole, in a disproportionate manner when compared to the effect of such changes, events or effects on other Persons engaged in the industry in which Borrower and/or its subsidiaries operate.

“Material Contract” means any contract or other agreement to which Borrower or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation, or failure to renew would result in the occurrence of a Material Adverse Effect.

“Maturity Date” means the earliest of (i) January 31, 2018 or (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (i) is maintained for employees or former employees of Borrower or any ERISA Affiliate and at least one Person other than Borrower and the ERISA Affiliates or (ii) was so maintained and in respect of which Borrower or any ERISA Affiliate could have liability under Section 4063 or 4064 of ERISA in the event such plan has been or were to be terminated.

“NDA” as defined in Section 4.24(c).

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) the sum of cash payments and Cash Equivalents received by Borrower or any of its Subsidiaries from such Asset Sale (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), minus (ii) the sum of, without duplication, (a) taxes paid by Borrower or any of its Subsidiaries in connection with such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) any actual payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a senior Lien on the stock or assets in question (which Lien has not been primed by the Liens granted to Agent hereunder) and that is required to be repaid under the terms thereof as a result of such Asset Sale, unless superseded hereby, and (c) the out-of-pocket expenses (including reasonable attorneys’ fees, investment banking fees, accounting fees and other reasonable professional and transactional fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes and reasonable brokerage, consultant and other commissions and fees) actually incurred by Borrower or any of its Subsidiaries in connection with such Asset Sale; it being understood that “Net Asset Sale Proceeds” shall include any cash or Cash Equivalents received upon the sale of any non-cash consideration received by Borrower or any of its Subsidiaries in any such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by Borrower or any of its Subsidiaries in connection with any Casualty/Condemnation Event (a) under any casualty insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) the sum of, without duplication, (a) taxes paid by Borrower or any of its Subsidiaries in connection with such Casualty/Condemnation Event (after taking into account any available tax credits or deductions and any tax-sharing arrangements), (b) any actual payment of the outstanding principal amount of, premium or penalty, if any, and interest and other amounts on any Indebtedness (other than the Loans) that is secured by a Permitted Lien on the assets in question and that is required to be repaid under the terms thereof as a result of such Casualty/Condemnation Event, and (c) the out-of-pocket expenses (including reasonable investment banking fees, attorneys’ fees, accounting fees and other reasonable professional and transactional fees, and other reasonable fees and expenses) actually incurred by Borrower or any of its Subsidiaries in connection with such Casualty/Condemnation Event; it being understood that “Net Insurance/Condemnation Proceeds” shall include any cash or Cash Equivalents received upon the sale of any non-cash consideration received by Borrower or any of its Subsidiaries in any such Casualty/Condemnation Event.

“Non-Cash Interest Expense” means, with respect to any Person for any period, the sum of the following amounts to the extent included in the definition of Interest Expense (a) the amount of debt discount and debt issuance costs amortized, (b) charges relating to write-ups or write-downs in the book or carrying value of existing Indebtedness, (c) interest payable in evidences of Indebtedness or by addition to the principal of the related Indebtedness, (d) costs required to be capitalized and amortized as interest expense in accordance with GAAP, and (e) other non-cash interest.

“Non-Consenting Lender” as defined in Section 2.19.

“Non-U.S. Lender” as defined in Section 2.16(f).

“Non-Voting Capital Stock” means, with respect to any issuer of Capital Stock, the Capital Stock of such issuer that is not Voting Capital Stock.

“Note” means a promissory note in the form of Exhibit B.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all liabilities and obligations of every nature of each Credit Party and its Subsidiaries from time to time owed to the Agent, the Lenders, any of Agent’s or Lender’s respective Affiliates or Related Funds, or any of them, under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, premiums, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Obligee Guarantor” as defined in Section 8.7.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of Treasury.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery or, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Participant” as defined in Section 11.6(h).

“Participant Register” as defined in Section 11.6(h).

“Patent Licenses” means all agreements providing for the granting of any right in or to Patents (whether a Credit Party is licensee or licensor thereunder).

“Patents” means all United States and foreign patents and certificates of invention, supplementary protection certificates or similar industrial property rights, and applications for any of the foregoing, including all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, all rights corresponding thereto throughout the world, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means an Employee Benefit Plan (other than a Multiemployer Plan) that is a “defined benefit plan” (as defined in Section 414(j) of the Internal Revenue Code and Section 3(35) of ERISA).

“Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of or any business line, unit, division or any operating stores of, any Person or of a majority of the outstanding Capital Stock of any Person (but in any event including any Investment in a Subsidiary which serves to increase either Borrower’s or any Subsidiary’s respective equity ownership in such Subsidiary), or any acquisition of or Investment in any joint venture; provided that:

(a) immediately prior to, and after giving effect to such acquisition, the Leverage Ratio would not exceed the covenant level for the most recently ended period of four consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.1 minus 0.25 to 1.00, calculated on a Pro Forma Basis as of the last day of such period of four consecutive fiscal quarters;

(b) on the date of execution of the purchase agreement in respect of such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom;

(c) the Borrower shall take or cause to be taken with respect to the acquisition of any new Subsidiary of the Borrower, each of the actions required to be taken under Section 5.9, as applicable; and

(d) the total consideration paid for by the Credit Parties for (i) the acquisition, directly or indirectly, of any Person that does not become a Guarantor and (ii) if an asset acquisition, assets that are not acquired by either Borrower or a Guarantor, when taken together with the total consideration for all such acquired Persons and assets acquired after the Closing Date, shall not exceed $15,000,000.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Plan” means an “employee benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA maintained or contributed to by the Borrower or any of its Subsidiaries or with respect to which the Borrower or any of its Subsidiaries has any liability (including on account of an ERISA Affiliate).

“Plan of Reorganization” means that certain Sixth Amended Joint Chapter 11 Plan filed on July 19, 2013, as proposed by the Debtors, including, without limitation, all applicable exhibits, supplements, appendices and schedules thereto.

“Platform” as defined in Section 10.9(b).

“Prepayment Date” as defined in Section 2.11(c).

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its “prime rate” in effect at its principal office in New York, New York; each change in the Prime Rate shall be effective on the date such change is publicly announced. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Agent’s “Principal Office” as set forth on Appendix A, or such other office as Agent may from time to time designate in writing to Borrower and each Lender.

“Pro Forma Basis,” “Pro Forma Compliance” and “Pro Forma Effect” mean, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the period of four consecutive fiscal quarters as to which financial statements have been delivered in accordance with Section (a), (b) or (c) ended on or before the occurrence of such event: (a) in making any determination of Consolidated EBITDA, effect shall be given to any Specified Transaction and any operating improvements or restructurings of the business of the Borrower or any of its Subsidiaries that are expected to have a continuing impact and are supportable, which without limiting the foregoing shall include synergies, operational improvements and cost savings, which adjustments the Borrower determines are reasonable and are supportable as set forth in a certificate signed by an Authorized Officer, in each case, that occurred during the relevant testing period; (b) in making any determination on a Pro Forma Basis, of Pro Forma Compliance or of Pro Forma Effect, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Credit Documents or otherwise) issued, incurred, assumed or permanently repaid during the relevant testing period (or with respect to Indebtedness permanently repaid, during the relevant testing period or subsequent to the end of the relevant testing period and prior to, or simultaneously with, the event for which the calculation of any such ratio is made) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) interest expense of such person attributable to interest on any indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods and (c) notwithstanding anything to the contrary in this definition or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the asset sale, transfer, disposition or lease thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to the classification thereof as discontinued operations (and the Consolidated EBITDA attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such asset sale, transfer, disposition or lease shall have been consummated.

“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (i) the Exposure of that Lender, by (ii) the aggregate Exposure of all Lenders.

“Qualified Capital Stock” means Capital Stock that is not Disqualified Capital Stock.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

“Real Estate Asset” means, at any time of determination, (i) the leasehold interest created by any Lease or (ii) any fee interest in real property then owned by any Credit Party.

“Real Property” of any Person means all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Register” as defined in Section 2.4(a).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.19.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, and legally binding rules, regulations, guidelines, ordinances, orders, judgments, writs, injunctions and decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” means Lenders (excluding Defaulting Lenders) having or holding Exposure representing more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Exposure of all Lenders (excluding Defaulting Lenders).

“Restricted Junior Payment” means: (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class or in shares of Qualified Capital Stock; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value (except to the extent paid in shares of Qualified Capital Stock), direct or indirect, of any shares of any class of stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; (iii) any payment (except to the extent paid in shares of Qualified Capital Stock) made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Borrower or any Subsidiary of Borrower now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or any redemption, purchase, repurchase, retirement, defeasance (including in-substance or legal defeasance) or other acquisition for value of, or any making of a sinking fund or similar payment with respect to, any Indebtedness other than as permitted in Section 6.1.

“Rights Offering Procedures” means those certain procedures as detailed in that certain order of the Bankruptcy Court dated July, 17, 2013, including, without limitation, all applicable exhibits, supplements, appendices and schedules thereto.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Sanctioned Country” means a country or territory which is at any time subject to Sanctions.

“Sanctions” means (a) economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government and administered by OFAC and (b) economic or financial sanctions imposed, administered or enforced from time to time by the U.S. State Department, the U.S. Department of Commerce or the U.S. Department of the Treasury.

“Secured Parties” means Agent, Lenders and, if applicable, Indemnitees.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” means any “securities account” as defined in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley Act of 2002 and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the Securities and Exchange Commission or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” means that certain Security Agreement, dated as of the Closing Date, executed by the Grantors (as defined therein) in favor of Agent, which shall be in form and substance acceptable to the Requisite Lenders.

“Software” means (i) all computer programs, including source code and object code versions, (ii) all data, databases and compilations of data, whether machine readable or otherwise, and (iii) all documentation, training materials and configurations related to any of the foregoing.

“Solvent” means, with respect to any Person or Persons, that as of the date of determination both (i) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (ii) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (iii) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).

“SPC” as defined in Section 11.7.

“Specified Transaction” means, with respect to any period, any Asset Sale outside of the ordinary course of business, Acquisition, Investment outside the ordinary course if business, any merger or consolidation, or any similar transaction, any incurrence, issuance or repayment of Indebtedness, Restricted Payment or other event that by the terms of the Credit Documents requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis or to be given “Pro Forma Effect.”

“Stock Purchase and Backstop Agreement” means that certain Second Amended and Restated Stock Purchase and Backstop Agreement, dated as of June 6, 2013, by and among Borrower and the Investor Parties listed therein (as amended, modified and/or supplemented from time to time) and approved by the Bankruptcy Court on July 1, 2013 [Docket No. 962].

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, Joint Venture or other business entity the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, limited liability company, association, Joint Venture or other business entity of which more than fifty percent (50%) of the total voting power of shares of stock or other ownership interests entitled (other than stock and other interests having such power only by reason of the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a nominee or a qualifying share of the former Person shall be deemed to be outstanding.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, and any interest, penalties or additional amounts thereon.

“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts (whether or not distributable) by Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.

“Terminated Lender” as defined in Section 2.19.

“Termination Value” means, in respect of any one or more Rate Management Transactions, after taking into account the effect of any legally enforceable netting agreement relating to such Rate Management Transactions, (a) for any date on or after the date such Rate Management Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Rate Management Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Rate Management Transactions (which may include a Lender or an Affiliate of a Lender).

“Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Patriot Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts, acts of war and money laundering and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts, acts of war and money laundering.

“Trade Secret Licenses” means any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Credit Party is licensee or licensor thereunder).

“Trade Secrets” means all trade secrets and other confidential and proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form (including confidential and proprietary delivery routes) and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trademark Licenses” means any and all agreements providing for the granting of any right in or to Trademarks (whether a Credit Party is licensee or licensor thereunder).

“Trademarks” means all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, all registrations and applications for any of the foregoing including all extensions or renewals of any of the foregoing, all of the goodwill of the business connected with the use of and symbolized by the foregoing, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Type of Loan” means either a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unfunded Pension Liability” of any Plan means the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (iii) of Section 2.16(f).

“Voting Capital Stock” means, as to any issuer of Capital Stock, the issued and outstanding shares of each class of Capital Stock of such issuer entitled to vote (within the meaning of Treasury regulation § 1.956-2(c)(2)).

“Waivable Prepayment” as defined in Section 2.11(c).

1.2     Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to Section 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Subject to the foregoing, and except as otherwise prescribed herein, calculations in connection with definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements; provided that any change in GAAP that would require an operating lease to be treated the same as a capital lease shall not be given effect hereunder.

1.3     Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Annex, Appendix, Schedule or Exhibit shall be to a Section, an Annex, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein). The following terms have the meanings given to them in the UCC and terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC (such meanings to be equally applicable to both the singular and plural forms of the terms defined): “account”, “account debtor”, “certificated security”, “chattel paper”, “commercial tort claim”, “electronic chattel paper”, “equipment”, “fixture”, “general intangible”, “goods”, “instruments”, “inventory”, “investment property”, “letter-of-credit right”, “proceeds”, “record” and “supporting obligation”.

1.4     Timing of Performance. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). When the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such performance shall extend to the immediately succeeding Business Day.

Section 2.     LOANS

2.1     Loans.

(a)     Commitments. (i) Subject to the terms and conditions hereof, each Lender severally agrees to make Loans to Borrower in an amount equal to such Lender’s Commitment. Subject to the terms and conditions hereof, Borrower shall make a full borrowing under the Commitments (the “Funding”), upon the satisfaction (or waiver by the Requisite Lenders) of the conditions precedent set forth in Section 3.1 (such date, the “Closing Date”). For the avoidance of doubt, all Commitments, other than the Commitments of a Defaulting Lenders, shall terminate upon funding of the Loans on the Closing Date.

(ii)     Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9 and 2.10, all principal and other amounts owed hereunder with respect to the Loans (including, but not limited to, all accrued and unpaid interest) shall be paid in full no later than the Maturity Date.

(b)     Borrowing Mechanics for Loans.

(i)     Borrower shall deliver to Agent a fully executed Funding Notice (x) no later than one (1) Business Day (or such shorter period as may be reasonably acceptable to the Requisite Lenders) prior to the Closing Date in the case of Base Rate Loans or (y) no later than three (3) Business Days (or such shorter period as may be reasonably acceptable to the Requisite Lenders) prior to the Closing Date in the case of LIBOR Rate Loans. Promptly upon receipt by Agent of such Funding Notice, Agent shall notify each Lender of the proposed borrowing. Agent and Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Agent), it being understood that no Lender nor Agent shall be obligated in any manner with respect to the funding of any Loan in the absence of the receipt by Agent of a completed and executed Funding Notice. Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request the Loans on behalf of Borrower until Agent receives written notice to the contrary. Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.

(ii)     Each Lender shall make its Pro Rata Share of the Funding available to Agent not later than 11:00 a.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, to the Funding Account. Agent shall make the proceeds of the Funding, upon the occurrence of the Closing Date available to Borrower on the Closing Date by causing an amount of same day funds in Dollars held in the Funding Account to be credited to the account of Borrower as designated in writing to Agent and the Lenders.

(c)     Repayment of Loans. Borrower promises to repay the Loan on the dates and in the amount set forth below:

DATE	AMOUNT
December 31, 2014	$7,500,000
March 31, 2015	$7,500,000
June 30, 2015	$7,500,000
September 30, 2015	$7,500,000
December 31, 2015	$7,500,000
March 31, 2016	$7,500,000
June 30, 2016	$7,500,000
September 30, 2016	$7,500,000
December 31, 2016	$7,500,000
March 31, 2017	$7,500,000
June 30, 2017	$7,500,000
September 30, 2017	$7,500,000
December 31, 2017	$7,500,000

provided, however, that Borrower shall repay the entire unpaid principal amount of the Loan on the Maturity Date.

2.2     Pro Rata Shares; Availability of Funds.

(a)     Pro Rata Shares. All Loans shall be made by Lenders simultaneously and proportionately to their applicable respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder.

(b)     Availability of Funds. Unless Agent shall have been notified by (i) any Lender prior to the Closing Date that such Lender does not intend to make available to Agent the amount of such Lender’s Loan requested on the Closing Date, Agent may assume that such Lender has made such amount available to Agent on such date and Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on any such date. If such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover, and such Lender hereby agrees to pay, such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Agent, at the customary rate set by Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Agent, at the rate payable hereunder for Base Rate Loans, plus administrative, processing or similar fees customarily charged by Agent in connection with the foregoing. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.3     Use of Proceeds.

(a)     The proceeds of the Loans shall solely be used to (i) repay Borrower’s existing debtor-in-possession Indebtedness pursuant to the Plan of Reorganization, (ii) repay Borrower’s pre-petition Indebtedness pursuant to the Plan of Reorganization, (iii) fund certain administrative expenses incurred in connection with the Bankruptcy Cases and the Debtors’ emergence from bankruptcy pursuant to the Plan of Reorganization, (iv) fund certain fees, costs and expenses associated with the First Lien Term Loan Facility (including without limitation, the reasonable costs and expenses of the Agent (including attorneys’ fees and fees of any agents or subagents) incurred in connection with the discussion, negotiation, preparation, execution and delivery of any documents in connection with the First Lien Term Loan Facility) and (v) finance the on-going working capital and other general corporate purposes of the Borrower, including Permitted Acquisitions.

(b)     No portion of the proceeds of any Loan shall be used in any manner that causes such Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof.

2.4     Register; Notes.

(a)     Register. Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower, and a redacted version of the Register showing the entries with respect to any Lender shall be available for inspection by such Lender, at any reasonable time and from time to time upon reasonable prior notice. Agent shall record in the Register the Loans (including the principal amounts thereof and the stated interest owed thereon), and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Agent to serve as such Borrower’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Borrower and the Lenders hereby agree that, to the extent such entity serves in such capacity, the entity serving as Agent and its officers, directors, employees, agents and Affiliates shall constitute “Indemnitees”.

(b)     Notes. If so requested by any Lender by written notice to Borrower (with a copy to Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of such Lender pursuant to Section 11.6) on the Closing Date (or, if such notice is delivered after the second Business Day prior to the Closing Date, promptly after Borrower’s receipt of such notice), a Note or Notes to evidence such Lender’s Loan.

2.5     Interest on Loans.

(a)     Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i)      in the case of a Base Rate Loan, at the Base Rate plus the Applicable Margin; and

(ii)     in the case of a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin;

provided, that all accrued interest shall be paid in cash on each Interest Payment Date and all accrued and unpaid interest shall be paid in cash on the date of any repayment or prepayment (whether pursuant to a voluntary prepayment or mandatory prepayment, acceleration or otherwise) of any Loans, with respect to the principal amount of Loans repaid or prepaid.

(b)     The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower and notified to Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.

(c)     In connection with LIBOR Rate Loans, there shall be no more than two (2) Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

(d)     Interest payable pursuant to Section 2.5(a) shall be computed on the basis of a 360 day year with respect to LIBOR Rate Loans and 365/366 day year with respect to Base Rate Loans, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

2.6     Conversion/Continuation.

(a)     Subject to Section 2.14 and so long as the Requisite Lenders do not elect to suspend the LIBOR Rate Loan option while an Event of Default shall have occurred and then be continuing Borrower shall have the option:

(i)      to convert at any time all or any part of any Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 2.15 in connection with any such conversion; or

(ii)     upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.

(b)     Borrower shall deliver a Conversion/Continuation Notice to Agent and Lenders no later than 12:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed Conversion/Continuation Date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). If for any reason a conversion or continuation of a LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or telephonic request for conversion or continuation, Borrower shall make any payments required pursuant to Section 2.14(c).

2.7     Default Interest. Upon the occurrence and during the continuance of any Event of Default described in Section 9.1, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, that in the case of LIBOR Rate Loans, if Requisite Lenders shall have elected to suspend the LIBOR Rate Loan option while such Event of Default is continuing, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Lender.

2.8     Fees.

(a)     Borrower agrees to pay directly to Agent, for its own account, the fees set forth in that separate Fee Schedule, dated as of the date hereof, by Borrower in favor of Agent (the “Fee Schedule”). Such fees shall be fully earned when paid and not refundable for any reason. In addition, Borrower agrees to reimburse Agent upon its request for out-of-pocket expenses to the extent required under Section 11.2.

(b)     Borrower agrees to pay to each Lender a non-refundable premium (the “Commitment Premium”) in an amount equal to 5.00% of the Loans advanced by it on the Closing Date, which premium shall be due to such Lender on the date such Loans are made and shall be netted out of the proceeds of such Loans.

2.9     Voluntary Prepayments.

(a)     Any time and from time to time:

(i)      with respect to Base Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part, subject to Section 2.12(h), in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount; and

(ii)     with respect to LIBOR Rate Loans, Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.14(c)), subject to Section 2.12(h), in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.

(b)     All such prepayments shall be made:

(i)      upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii)     upon not less than three (3) Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given by Borrower to Agent by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Agent (and Agent will promptly transmit such telephonic or original notice for such prepayments by telecopy or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

2.10     Mandatory Prepayments.

(a)     Asset Sales. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Asset Sale Proceeds (other than from any Asset Sales permitted by Sections 6.7(b), (c), (e), (f) or (g) and Section 6.9, Borrower shall cause an aggregate amount equal to such Net Asset Sale Proceeds to be applied to repay the Obligations in accordance with Section 2.11(b) provided, that so long as no Event of Default shall have occurred and be continuing at such time, Borrower may elect (x) not to apply such Net Asset Sale Proceeds to such repayment of the Obligations and (y) instead to invest, directly or through one or more of the other Credit Parties, such Net Asset Sale Proceeds within 360 days after receipt thereof in the replacement of the applicable assets thereof or otherwise in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Credit Parties; provided further, that if any such Net Asset Sale Proceeds are not so reinvested within the 360 day period or if Borrower reasonably determines that such Net Asset Sale Proceeds are no longer intended to be so reinvested, then an amount equal to such Net Asset Sale Proceeds not so reinvested shall be applied within five (5) Business Days thereafter to the prepayment of the Obligations in accordance with Section 2.11(b).

(b)     Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds, Borrower shall cause an aggregate amount equal to such Net Insurance/Condemnation Proceeds to be applied to repay the Obligations in accordance with Section 2.11(b); provided, that so long as no Event of Default shall have occurred and be continuing at such time, Borrower may elect (x) not to apply such Net Insurance/Condemnation Proceeds to such repayment of the Obligations and (y) instead to invest, directly or through one or more of the other Credit Parties, such Net Insurance/Condemnation Proceeds within 360 days after receipt thereof in the repair, restoration or replacement of the applicable assets thereof or otherwise in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Credit Parties; provided further, that if any such Net Insurance/Condemnation Proceeds are not so reinvested within the 360 day period or if Borrower reasonably determines that such Net Insurance/Condemnation Proceeds are no longer intended to be so reinvested, then an amount equal to such Net Insurance/Condemnation Proceeds not so reinvested shall be applied within five (5) Business Days thereafter to the prepayment of the Obligations in accordance with Section 2.11(b).

(c)     Issuance of Debt. No later than the first Business Day following the date of receipt by Borrower or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of Borrower or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall cause an aggregate amount equal to one hundred percent (100%) of such proceeds, net of underwriting and other reasonable discounts, commissions, costs and other reasonable out-of-pocket fees, transfer and similar taxes, reasonable attorneys’, investment banking and accountants’ fees, and other reasonable out-of-pocket costs and expenses actually incurred by Borrower or any of its Subsidiaries directly in connection therewith, to be applied to repay the Obligations in accordance with Section 2.11(b).

(d)     Extraordinary Receipts. No later than the third Business Day following the date of receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, and not otherwise included in Section 2.10 (a), (b) or (c), Borrower shall cause an aggregate amount equal to one hundred percent (100%) of such Extraordinary Receipts to be applied to repay the Obligations in accordance with Section 2.11(b).

(e)     Excess Cash Flow. No later than the fifth Business Day after the earlier of (i) the delivery of annual audited financial statements pursuant to Section 5.1(c) or (ii) the date that is ninety (90) days after the last day of each Fiscal Year, commencing with the Fiscal Year ending March 31, 2014, Borrower shall cause an amount equal to (x) fifty percent (50%) of Excess Cash Flow for such Fiscal Year (or, in the case of the Fiscal Year ending March 31, 2014, the period beginning on the Closing Date and ending on the last day of such Fiscal Year) minus (y) the aggregate principal amount of Loans prepaid pursuant to Section 2.9 during the period beginning on the first day of such Fiscal Year and ending on the day of such prepayment (without duplication of any such prepayment applied to reduce prepayments pursuant to this Section 2.10(e) with respect to any prior Fiscal Year), to be applied to repay the Obligations in accordance with Section 2.11(b).

(f)     [Intentionally Omitted].

(g)     Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.10(a)-(e) Borrower shall deliver to Agent a certificate of an Authorized Officer demonstrating the calculation in reasonable detail of the amount giving rise to the prepayment. In the event that Borrower shall subsequently determine that the actual amount required to be prepaid pursuant to the applicable clause of Section 2.10 exceeded the amount set forth in such certificate, Borrower shall promptly cause an amount equal to such excess to be applied to repay Obligations in accordance with Section 2.11(b), and Borrower shall concurrently therewith deliver to Agent a certificate of an Authorized Officer demonstrating in reasonable detail such excess.

2.11     Application of Prepayments.

(a)     Application of Voluntary Prepayments of Loans. Any voluntary prepayment of any Loan pursuant to Section 2.9 shall be applied to repay all outstanding Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to reduce ratably the remaining installments of principal of such Loans.

(b)     Application of Mandatory Prepayments. Any mandatory prepayment of any Loan pursuant to Section 2.10 shall be applied as follows:

first, to the payment of all expenses and fees then due and payable to Agent under any Credit Document to the full extent thereof;

second, to the payment of all expenses and fees then due and payable to Lenders under any Credit Document to the full extent thereof;

third, to the payment of any accrued interest thereon at the Default Rate, if any;

fourth, to the payment of any accrued interest thereon (other than that calculated at the Default Rate and paid in clause “third” above);

fifth, to prepay Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) to reduce ratably the remaining installments of principal of such Loans;

sixth, to the payment of any other outstanding Obligations; and

seventh, any remainder shall be for the account of and paid to Borrower or whoever else may be lawfully entitled thereto.

(c)     Waiver of Certain Prepayments. Anything contained herein to the contrary notwithstanding, in the event Borrower is required to make any mandatory prepayment (a “Waivable Prepayment”), not less than three (3) Business Days prior to the date (the “Prepayment Date”) on which Borrower is required to make such Waivable Prepayment Borrower shall notify Agent of the amount of such prepayment, and Agent will promptly thereafter notify each Lender holding outstanding Loans of the amount of such Lender’s Pro Rata Share of such Waivable Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Borrower and Agent of its election to do so on or before the first Business Day prior to the Prepayment Date (it being understood that any Lender which does not notify Borrower and Agent of its election to exercise such option on or before the first Business Day prior to the Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Prepayment Date, Borrower shall pay to Agent the amount of the Waivable Prepayment in an amount equal to that portion of the Waivable Prepayment payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders on a pro rata basis, and Borrower may retain any excess, which may be used for any purpose in accordance with this Agreement.

(d)     Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Any prepayment of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.14(c).

2.12     General Provisions Regarding Payments and Notices.

(a)     Except as otherwise expressly provided herein, all payments made by Borrower of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without, recoupment, setoff, counterclaim or other defense free of any restriction or condition, and delivered to Agent not later than 1:00 p.m. (New York City time) on the date due to Agent’s Account for the account of Lenders; funds received by Agent after that time on such due date shall be deemed to have been paid by Borrower on the next Business Day.

(b)     All payments in respect of the principal amount of any Loan shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)     Agent shall promptly, but in no event later than two (2) Business Days after receipt, distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Agent.

(d)     Notwithstanding the foregoing provisions hereof, if any Conversion/ Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Agent shall give effect thereto in apportioning payments received thereafter.

(e)     Subject to the proviso set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)     Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a nonconforming payment. Any such payment shall not be deemed to have been received by Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Interest shall continue to accrue on any principal as to which a nonconforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.7 from the date such amount was due and payable until the date such amount is paid in full.

(g)     Notwithstanding anything in this Agreement to the contrary, if an Event of Default shall have occurred and be continuing, all payments or proceeds received by Agent hereunder in respect of any of the Obligations shall be applied first, to pay any costs and expenses then due and payable to Agent under the Credit Documents in connection with the foreclosure or realization upon, the disposal, storage, maintenance or otherwise dealing with any of, the Collateral or otherwise in connection with the Credit Documents (including fees, charges and disbursements of counsel to the Agent), and indemnities and other amounts then due and payable to Agent under the Credit Documents until paid in full, second, to pay any costs, expenses, indemnities, fees or premiums then due and payable to Agent under the Credit Documents (including fees, charges and disbursements of counsel to the Agent) until paid in full, third, ratably to pay any premiums, fees, expenses or indemnities then due and payable to any of the Lenders or any of their respective affiliates or Related Funds under the Credit Documents, until paid in full, fourth, ratably to pay interest then due and payable in respect of all Loans calculated at the Default Rate until paid in full, fifth, ratably to pay interest then due and payable in respect of all Loans (other than interest calculated at the Default Rate and paid pursuant to clause “fourth” above) until paid in full, sixth, ratably to pay the principal amount of all Loans then outstanding until paid in full, and, seventh, to pay ratably any other Obligations then due and payable.

(h)     Any Notice shall be executed by an Authorized Officer of Borrower in a writing delivered to Agent. In lieu of delivering a Notice Borrower may give Agent telephonic notice by the required time of any proposed borrowing or conversion/continuation of a Loan, as the case may be; provided, that each such Notice shall be promptly confirmed in writing by delivery of the applicable Notice to Agent on or before the applicable date of borrowing or continuation/conversion, which confirmation in a writing executed by Borrower shall be a condition precedent to such proposed borrowing or conversion/continuation. Neither Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Borrower or for otherwise acting in good faith.

2.13     Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14     Making or Maintaining LIBOR Rate Loans.

(a)     Inability to Determine Applicable Interest Rate. In the event that Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto, absent manifest error), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Agent shall on such date give notice (by telecopy or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed, as applicable, to be a Funding Notice for Base Rate Loans or a Conversion/Continuation Notice to convert or continue, as the case may be, such Loans as Base Rate Loans.

(b)     Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telecopy or by telephone confirmed in writing) to Borrower and Agent of such determination (which notice Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Borrower shall pay accrued interest on the amount so converted and all amounts due under Section 2.14(c) in accordance with the terms thereof due to such conversion. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice Borrower shall have the option, subject to the provisions of Section 2.14(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telecopy or by telephone confirmed in writing) to Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)     Compensation for Breakage or Non Commencement of Interest Periods. Borrower shall compensate each Lender, within ten (10) days after written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to Lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.

(d)     Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)     Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

2.15     Increased Costs; Capital Adequacy; Reserves on LIBOR Rate Loans.

(a)     Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that Agent or any Lender shall determine in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration, implementation or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Agent or such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects Agent or such Lender (or its applicable lending office) to any additional Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to Agent or such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter governed by clause (ii) immediately above) affecting this Agreement or LIBOR Rate Loans made by such Lender on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making, converting to, or maintaining LIBOR Rate Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall pay to such Lender, within ten (10) days following receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b)     Capital Adequacy Adjustment. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto)that the issuance, adoption, or phase in after the Closing Date of any law, rule or regulation (or any provision thereof), or if such law, rule or regulation or provision becomes effective or applicable after the Closing Date, regarding capital adequacy or liquidity requirements, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy or liquidity requirements (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency issued, adopted, phased in or made effective or applicable after the Closing Date, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c)     Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Borrower shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of such Lender’s intention to claim compensation therefor; provided further that, if the change in law, rule or regulation giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(d)     Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III shall in each case be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (for all purposes hereunder).

2.16     Taxes; Withholding, etc.

(a)     Defined Terms. For purposes of this Section 2.16, the term “applicable law” includes FATCA.

(b)     Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by applicable law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(c)     Withholding of Taxes. If any Credit Party or any other Person is required by applicable law to make any deduction or withholding on account of any Tax from any sum paid or payable under any of the Credit Documents: (i) Borrower shall notify Agent of any such requirement or any change in any such requirement as soon as Borrower becomes aware of it; (ii) Credit Parties shall pay any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) if such tax is an Indemnified Tax, the sum payable by such Credit Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding, Agent or such Lender, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding Borrower shall deliver to Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

(d)     Other Taxes. In addition, the Credit Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Credit Parties shall deliver to Agent official receipts or other evidence of such payment reasonably satisfactory to Agent in respect of any Other Taxes payable pursuant to this Section 2.16(d) promptly after payment of such Other Taxes.

(e)     Indemnification. The Credit Parties shall jointly and severally indemnify Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by Agent or such Lender or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Credit Document or any payment or transaction contemplated hereby or thereby, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable costs and expenses incurred in enforcing the provisions of this Section 2.16; provided, however, that the Credit Parties shall not be required to indemnify Agent, Lenders and Participants in duplication of Taxes covered by Sections 2.16(c) or (d). A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes shall be conclusive, absent manifest error.

(f)     Evidence of Exemption From U.S. Withholding Tax.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall, to the extent legally entitled to do so, deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Agent, shall, to the extent legally entitled to do so, deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.16(f), the completion, execution and submission of the documentation described in this Section 2.16(f) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender or as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding described herein.

(ii)     Each Lender that is a U.S. Person shall deliver to Agent and Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower or Agent.

(iii)    Each Lender that is not a U.S. Person (a “Non-U.S. Lender”) shall deliver to Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Agent (each in the reasonable exercise of its discretion),

(1)     in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)     to the extent applicable, executed originals of IRS Form W-8ECI;

(3)     in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)     to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(iv)     any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and

(v)      if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.

2.17     Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Loans, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loans or subject such Lender to any economic, legal or regulatory disadvantage; provided, that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Agent) shall be conclusive absent manifest error.

2.18     Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) all or a portion of its Loans on the Closing Date (in each case, a “Defaulted Loan”), then (a) such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; and (b) to the extent permitted by applicable law, (i) any voluntary prepayment of the Loans shall, at the time of making such voluntary prepayment, be applied to the Loans of other Lenders on a pro rata basis as if such Defaulting Lender had no Loans outstanding, and (ii) any mandatory prepayment of the Loans shall, at the time of making such mandatory prepayment, be applied to the Loans of other Lenders on a pro rata basis as if such Defaulting Lender had no Loans outstanding, it being understood and agreed that Borrower shall be entitled to retain any portion of any mandatory prepayment of the Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b).

2.19     Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16 in excess of those being generally charged by the other Lenders; or (b) any Lender shall become a Defaulting Lender; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 11.5(b), the consent of Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Agent and any Terminated Lender of their election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 11.6 and, upon such election by Borrower, Agent may execute and deliver such agreements and documentation on behalf of such Terminated Lender (and the execution thereof by Agent shall be effective for purposes of documenting an assignment pursuant to Section 11.6) and the Borrower shall pay any fees payable thereunder in connection with such assignment; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender; (2) on the date of such assignment, Borrower shall pay to such Terminated Lender (i) any amounts payable to such Terminated Lender pursuant to Section 2.15 or 2.16 and (ii) any amounts that would be payable to such Terminated Lender pursuant to Section 2.12(h) as if Borrower had voluntarily prepaid all outstanding Loans of such Terminated Lender on such date; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender to the extent consent to such matter is still being sought by Borrower at such time. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.20     Original Issue Discount. Borrower and the Lenders agree (i) that the Loans are debt for federal income tax purposes, (ii) that, as a result of the upfront fees owed to each Lender, each Loan is issued with original issue discount (“OID”), (iii) that the Loans shall be issued at a five percent (5%) discount of their principal amount (representing the amount of the upfront fee owed by Borrower to the Lenders and the amount that will be netted from the funding of the Loans on the Closing Date) which discount shall be treated as OID, (iv) that the Loans are not governed by the rules set out in Treasury regulation §1.1275-4, (v) that any calculation by Borrower regarding the amount of OID, which calculation shall be made pursuant to the foregoing, for any accrual period on any Loan shall be subject to the review and approval of the Requisite Lenders, and (vi) to adhere to this Agreement for federal income tax purposes and not to file any tax return, report or declaration inconsistent herewith unless otherwise required due to a change in law.  The inclusion of this Section 2.20 is not an admission by any Lender that it is subject to United States taxation.

Section 3.     CONDITIONS PRECEDENT

3.1     Closing Date. The obligation of each Lender to make any Loan on the Closing Date is subject to the satisfaction, or waiver (by the Lenders), of the following conditions on or before December 31, 2013 (or such later date as agreed to by Borrower and the Requisite Lenders):

(a)     Credit Documents. Agent and the Lenders shall have received each Credit Document, in form and substance reasonably satisfactory to each Lender and its counsel, executed and delivered by each applicable Credit Party.

(b)     Organizational Documents; Incumbency. Agent shall have received: (i) sufficient copies of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, each dated a recent date prior to the Closing Date; and (v) such other documents as the Requisite Lenders may reasonably request.

(c)     Mutual Funding. The Initial Lenders shall have funded Loans (in accordance with their respective Commitments) into the Funding Account.

(d)     Opinion. Agent and the Lenders shall have received an originally executed copy of the written opinion of Willkie Farr & Gallagher LLP, counsel for Credit Parties, in form and substance reasonably satisfactory to the Requisite Lenders (and each Credit Party hereby instructs such counsel to deliver such opinion to Agent and Lenders).

(e)     Fees. Borrower shall have paid all accrued and unpaid fees, expenses and premiums (including attorneys’ fees) owed to Agent and the Lenders under or relating to the Credit Documents that have been invoiced at least two (2) Business Days before the Closing Date.

(f)     Closing Date Certificate. Borrower shall have delivered to Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(g)     “Know Your Customer” Information. Agent shall have received from Borrower and its Subsidiaries, at least two (2) days (or such shorter period as the Requisite Lenders may agree) prior to the Closing Date, all documentation and other information reasonably required by it or any Lender that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and has been requested at least ten (10) days prior to the Closing Date.

(h)     Funding Notice. Agent and the Lenders shall have received a fully executed and delivered Funding Notice.

(i)      Historical Financial Statements. Agent and the Lenders shall have received the Historical Financial Statements.

(j)     Representations and Warranties. The representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (except such representations and warranties that by their terms are qualified by materiality or a Material Adverse Effect, which representations and warranties shall be true and correct in all respects) on and as of the Closing Date.

(k)     No Default. As of the Closing Date, no event shall have occurred and be continuing or would result from the making of the Loans on the Closing Date that would constitute an Event of Default or a Default.

(l)      Confirmation Order. Agent and the Lenders shall have received the Confirmation Order, which shall have been entered by the Bankruptcy Court and be reasonably satisfactory to each Lender.

(m)    Plan of Reorganization. The terms and provisions of the Plan of Reorganization shall be reasonably satisfactory to the Lenders (it being acknowledged by the Lenders that the terms and provisions of the Plan of Reorganization are satisfactory), and the Confirmation Order shall include such provisions with respect to the Loans as are reasonably satisfactory to the Lenders and, providing, among other things, that Borrower shall be authorized to (i) enter into the Credit Documents, (ii) grant the Liens and incur or guarantee the Obligations under the Credit Documents, and (iii) issue, execute, and deliver all documents, agreements, and instruments necessary or appropriate to implement and effectuate all Obligations under the Credit Documents and to take all other actions necessary to borrow Loans under the Credit Documents. Except as consented to by the Lenders, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Credit Documents or any rights or remedies related thereto.

(n)     Final Order. Agent and the Lenders shall have received evidence, reasonably satisfactory to the Lenders, that (i) the “Effective Date” under and as defined in the Plan of Reorganization shall have occurred, the Confirmation Order shall be valid, subsisting, and continuing as a Final Order and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived with the consent of Lenders, including, without limitation, the execution, delivery, and performance of all of the conditions thereof other than conditions that have been validly waived with the consent of Lenders (but not including conditions consisting of the effectiveness of the Credit Documents), and (ii) no motion, action, or proceeding by any creditor or other party-in-interest to the Bankruptcy Cases which would adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of Borrower, or the Transactions contemplated by the Credit Documents, as determined by Lenders in good faith, shall be pending.

(o)     Rights Offering. An equity rights offering shall have been consummated in accordance with the terms of the Plan of Reorganization and Rights Offering Procedures.

(p)     Stock Purchase and Backstop Agreement. The transactions contemplated by the Stock Purchase and Backstop Agreement shall have been, or, substantially concurrently with the funding of the Loans hereunder on the Closing Date shall be, consummated in all material respects in accordance with the terms of such agreement or otherwise in a manner reasonably acceptable to the Lenders.

(q)     Material Adverse Effect. (i) Since December 31, 2012, there shall not have occurred or exist any changes, circumstances or events that, individually or in the aggregate, have had or would reasonably be expected to result in a Material Adverse Effect and (ii) there shall not have occurred a Makena Material Adverse Effect.

(r)      Other Debt Arrangements. Since June 6, 2013, the Credit Parties shall not have (x) received any proceeds from any offering, placement or arrangement of any debt securities or bank financing (other than the existing debtor-in-possession indebtedness of the Credit Parties in effect as of June 6, 2013 or any debtor-in-possession indebtedness of the Credit Parties pursuant to a facility under which all of the Secured Parties or their respective affiliates are initial lenders) or (y) issued, offered, placed or arranged any debt securities or bank financing (other than the existing debtor-in-possession indebtedness of the Credit Parties in effect as of June 6, 2013 or any debtor-in-possession indebtedness of the Credit Parties pursuant to a facility under which all of the Secured Parties or their respective affiliates are initial lenders).

(s)      Personal Property Requirements. On the Closing Date, each Credit Party shall have duly authorized, executed and delivered the Collateral Documents covering all of such Credit Party’s Collateral, together with:

(i)      proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Requisite Lenders, desirable, to perfect the security interests purported to be created by the Collateral Documents;

(ii)     certified copies of requests for information or copies (Form UCC-11), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrower or any of its Subsidiaries as debtor and that are filed in the jurisdictions referred to in clause (i) above and in such other jurisdictions in which Collateral is located on the Closing Date, together with copies of such other financing statements that name the Borrower or any of its Subsidiaries as debtor (none of which shall cover any of the Collateral except (x) to the extent evidencing Permitted Liens or (y) those in respect of which the Agent shall have received termination statements (Form UCC-3) or such other termination statements as shall be required by local law fully executed for filing);

(iii)     evidence of the completion of all other recordings and filings of, or with respect to, the Collateral Documents as may be necessary or, in the reasonable opinion of the Requisite Lenders, desirable, to perfect the security interests intended to be created by the Collateral Documents;

(iv)     control agreements necessary to perfect the Agent’s security interest in all Deposit Accounts and Securities Accounts (each as defined in the Security Agreement); provided that in the event such control agreements are not delivered on the Closing Date, such agreements may be delivered within 20 days after the Closing Date; and

(v)      evidence that all other actions necessary or, in the reasonable opinion of the Requisite Lenders, desirable to perfect and protect the security interests purported to be created by the Collateral Documents have been taken, and the Collateral Documents shall be in full force and effect.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date.

Section 4.         REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to furnish the Loans hereunder, each Credit Party represents and warrants to each Lender on the Closing Date that the following statements are true and correct:

4.1     Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing (to the extent such concept is applicable in the applicable jurisdiction) under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing (to the extent such concept is applicable in the applicable jurisdiction) in every jurisdiction where the ownership of its assets or the conduct of its business and operations requires such qualification, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2     Capital Stock and Ownership. Each Credit Party’s jurisdiction of organization or formation, legal name and organizational identification number, if any, and the location of such Credit Party’s chief executive office or sole place of business is specified on Schedule 4.2. The Capital Stock of each of Borrower’s Subsidiaries has been duly authorized and validly issued and is fully paid and, to the extent applicable, non-assessable. Except as set forth on Schedule 4.2, there is no existing option, warrant, call, right, commitment or other agreement to which any of Borrower’s Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of any of Borrower’s Subsidiaries outstanding which upon conversion or exchange would require, the issuance by any of Borrower’s Subsidiaries of any additional membership interests or other Capital Stock of any of Borrower’s Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any of Borrower’s Subsidiaries. Schedule 4.2 sets forth a true, complete and correct list, both before and after giving effect to the transactions contemplated by the Credit Documents, of the name and jurisdiction of organization of each of Borrower’s Subsidiaries and indicates for each such Person its ownership (by holder and percentage interest) and the type of entity of each of them, and the number and class of authorized and issued Capital Stock of such Person. Except as set forth on Schedule 4.2, on the Closing Date neither Borrower nor any of its Subsidiaries has any equity investments in any other corporation or entity with a book value in excess of $1,000,000.

4.3     Due Authorization. The execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party have been duly authorized by all necessary corporate or other organizational action on the part of such Credit Party.

4.4     No Conflict. The execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to such Credit Party or any order, judgment or decree of any court or other agency of government binding such Credit Party; (b) violate the terms of such Credit Party’s Organizational Documents; (c) violate, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation or Lease of such Credit Party; or (d) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Credit Party (other than any Permitted Liens), except, with respect to any violation, breach or default referred to in clause (a) or (c) above, to the extent that such violation, breach or default, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.5     Governmental Consents. Except to the extent that failure to do so would reasonably be expected to have a Material Adverse Effect, the execution, delivery and performance by each of the Credit Parties of the Credit Documents to which it is a party and the legality, validity, binding effect and enforceability against each of the Credit Parties of the Credit Documents to which it is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except the registrations, consents, approvals, notices and actions which have been duly made, obtained, given or taken and are in full force and effect.

4.6     Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of each Credit Party that is a party thereto, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding at equity or law.

4.7     Historical Financial Statements. The Historical Financial Statements and the financial statements delivered pursuant to Section 5.1 were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods covered thereby, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes.

4.8     Adverse Proceedings. Except for Adverse Proceedings described in Schedule 4.8, there are no Adverse Proceedings, individually or in the aggregate, that (a) relate to any Credit Document or credit facility provided hereunder or (b) could reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any other Credit Party is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.9     Payment of Taxes. Except as otherwise permitted under Section 5.3 or set forth in Schedule 4.9, all federal income and other material tax returns and reports of Borrower and its Subsidiaries required to be filed by any of them have been timely filed, and all material amounts of taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Borrower and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except (a) for taxes, assessments, fees or charges which are being contested by Borrower or such Subsidiary in good faith and by appropriate proceedings for which reserves, if any, to the extent required in conformity with GAAP shall have been made or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.10    Properties.

(a)     Title. Each of Borrower and each other Credit Party has (i) good, marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property except intellectual property), and (iii) good title to (in the case of all other personal property except intellectual property), all of their respective Real Estate Assets, properties and assets (as applicable) reflected in their respective Historical Financial Statements referred to in Section 4.7, except for Real Estate Assets, properties and other assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.7. All material assets (other than intellectual property) used in the business of Borrower and each other Credit Party are in a condition reasonably satisfactory to operate such material assets in a manner consistent with the current and planned operation of the business as of the Closing Date. All such properties and assets are held free and clear of Liens, except for Permitted Liens.

(b)     Real Estate. Neither Borrower nor any Credit Party owns any real property. Neither Borrower nor any other Credit Party are in default under any Lease, other than defaults that would not reasonably be expected to have a Material Adverse Effect, and all such Leases are in full force and effect, except for Leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.10(b), (i) Borrower and each other Credit Party enjoy peaceful and undisturbed possession under all such Leases, other than Leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (ii) to the knowledge of Borrower and each other Credit Party, no other party to any Lease is in material default of its obligations thereunder.

(c)     Other Property. Except for the Lien granted to Agent pursuant to this Agreement and other Permitted Liens, each Credit Party has good title to, or valid leasehold interests in, each item of the Collateral (except for defects in title that, individually or in the aggregate, do not materially interfere with its ability to conduct its business as currently conducted or utilize such properties for their intended purposes). Such Collateral is owned by such Credit Party free and clear of any and all effective Liens, other than Permitted Liens. Such Credit Party (i) is the record and beneficial owner of such Collateral pledged by it under the Credit Documents constituting instruments or certificates and (ii) except as otherwise permitted hereunder, has rights in or the power to transfer each other item of such Collateral in which a Lien is granted by it under the Credit Documents, free and clear of any other effective Lien, other than Permitted Liens.

4.11     Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) neither Borrower nor any other Credit Party nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or legally binding settlement agreement with any Person pursuant to or under any Environmental Law or as a result of any Environmental Claim, or any Hazardous Materials Activity; (ii) neither Borrower nor any other Credit Party has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law; (iii) to each of Borrower’s and each other Credit Party’s knowledge, there are and have been, no conditions, occurrences, or Hazardous Materials Activities that could reasonably be expected to form the basis of an Environmental Claim against Borrower or any other Credit Party; (iv) neither Borrower nor any other Credit Party nor, to any Credit Party’s knowledge, any predecessor of Borrower or any other Credit Party has filed any notice under any Environmental Law reporting that it has conducted any treatment of Hazardous Materials at any Facility; (v) to any Credit Party’s knowledge, compliance with all current requirements (including requirements promulgated but not yet effective) pursuant to or under Environmental Laws during the current and following fiscal year would not reasonably be expected to result in expenditures by Borrower or any other Credit Party in excess of amounts budgeted for those fiscal years as of the Closing Date; and (vi) neither Borrower nor any other Credit Party is subject to liability pursuant to any Environmental Law relating to any Release of Hazardous Materials, any Hazardous Materials Activity or any violation of an Environmental Law.

4.12     No Defaults. Neither Borrower nor any other Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing.

4.13     Governmental Regulation. Neither Borrower nor other Credit Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.14     Margin Stock. Neither Borrower nor any other Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.15     Employee Matters. Neither Borrower nor any other Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Borrower or any other Credit Party, or to the best knowledge of Borrower, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Borrower or any other Credit Party or to the best knowledge of Borrower, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Borrower or other Credit Party, and (c) to the best knowledge of Borrower, no union representation question existing with respect to the employees of Borrower or any other Credit Party and, to the best knowledge of Borrower, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.16     No Material Adverse Change. (a) Since December 31, 2012, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect or (b) no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Makena Material Adverse Effect.

4.17     Employee Benefit Plans. Other than with respect to, arising out of, or attributable to, any failure by Borrower and the other Credit Parties to make payments with respect to one or more of their Multiemployer Plans or otherwise file reports with respect thereto (including, without limitation, any claim, liability or obligation with respect to unpaid contributions (and any interest, fees, penalties or damages attributable to such unpaid contributions), termination of participation in such Multiemployer Plans, withdrawal liability under Title IV, subtitle E or any other liability or obligation under Requirements of Law with respect thereto) as set forth in Schedule 4.18 (in the case of each of subparagraphs (a), (b) and (c) below):

(a)     Borrower and each ERISA Affiliate are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code with respect to each Employee Benefit Plan and have performed all their obligations under each Employee Benefit Plan except to the extent that such non-compliance or failure to perform, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No liability to any Employee Benefit Plan or the PBGC (other than required premium payments) or to the Internal Revenue Service has been or is expected to be incurred by Borrower or any ERISA Affiliate with respect to any Employee Benefit Plan, except to the extent that such liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Borrower and each ERISA Affiliate have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any Multiemployer Plan, except to the extent that such non-compliance or “default,” individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     No ERISA Event has occurred or is reasonably likely to occur that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c)     Except as disclosed on Schedule 4.17 or to the extent required under Section 4980B of the Internal Revenue Code and/or Section 601 of ERISA, neither Borrower nor any of its Subsidiaries maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of Borrower or any Subsidiary of Borrower, except to the extent that such liability, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

4.18     Certain Fees. No broker’s or finder’s fee or commission will be payable with respect to the transactions contemplated hereby.

4.19     Compliance with Statutes, etc. Subject to the following two sentences, each of Borrower and each other Credit Party are in compliance with its Organizational Documents and all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws and land use requirements with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Borrower or any other Credit Party), except such noncompliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Each Credit Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Loans will be used by Borrower or any of its Subsidiaries for any payments to (i) any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or (ii) a Sanctioned Country.

4.20     Disclosure. No representation or warranty of any Credit Party contained in any Credit Document, and none of the reports, financial statements or other documents, certificates or written statements furnished to Lenders by or on behalf of Borrower or any of its Subsidiaries for use in connection with the transactions contemplated hereby (as modified or supplemented by other information so furnished), when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Borrower, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made; provided that, with respect to projected financial information and pro forma financial information contained in such materials, the Credit Parties represent only that such projections and pro forma financial information were prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time made; it being understood that projections are, by their nature, inherently uncertain and such projections may vary from actual results and that such variances may be material.

4.21     Insurance. The insurance maintained by Borrower and each of the other Credit Parties complies in all material respects with the requirements of Section 5.5. Schedule 4.21 sets forth a list of all insurance currently maintained by or on behalf of the Credit Parties and the other Credit Parties and all premiums due in respect of such insurance have been paid.

4.22     Intellectual Property. Each Credit Party owns, or has a valid and continuing license to use, all Intellectual Property necessary for the operation of the business of Borrower and the other Credit Parties, taken as a whole, as currently conducted. All material Intellectual Property is subsisting and enforceable and, to Borrower’s Knowledge, valid. To Borrower’s Knowledge, the use of material Intellectual Property by such Credit Party does not infringe upon the rights of any other Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No claim has been asserted or is pending by any Person challenging or questioning the ownership or use by any Credit Party of any Intellectual Property or the validity of any Intellectual Property, or alleging infringement, misappropriation or violation by any Credit Party of any Intellectual Property of any Person, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Borrower has sole and exclusive title to its registrations for the MAKENA mark and all goodwill associated therewith as well as (except as set forth on Schedule 4.22) all material data underlying all NDAs and ANDAs for products marketed by or under development by the Credit Parties.

4.23     Permits, Etc. Each Credit Party has, and is in compliance with, all government and regulatory permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, would not reasonably be expected to have a Material Adverse Effect. To the knowledge of Borrower and the other Credit Parties, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

4.24     Regulatory Compliance.

(a)     Except as disclosed on Schedule 4.24(a), Borrower and each of the other Credit Parties is in compliance with and, to Borrower’s Knowledge, is not under investigation with respect to and is not threatened to be charged with any violation of any applicable Requirement of Law with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)     Except as disclosed on Schedule 4.24(b), Borrower and each of the other Credit Parties possesses all licenses, registrations, permits, approvals, authorizations, accreditations, qualifications, rights, privileges and consents from Governmental Authorities required by Governmental Authorities to be obtained for the ownership, use, occupancy or operation of all facilities of Borrower and the other Credit Parties and the lawful conduct of their respective businesses as now conducted (collectively, “Registrations”), except where the failure to possess any such Registration would not reasonably be expected to a have a Material Adverse Effect. Except as disclosed on Schedule 4.24(b), none of Borrower and any of the other Credit Parties currently fails to comply with any Registration, except for any such failure to comply that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of the other Credit Parties has received written notice that any such Registration is not in full force or effect or that any such Registration will not be renewable upon expiration following the fulfillment of routine renewal requirements and payment of routine filing fees, except where the failure of such Registration to be in full force or effect or to be renewed has not had and would not reasonable be expected to have a Material Adverse Effect. To Borrower’s Knowledge, no such Registration will expire, terminate or fail to continue in full force and effect as a result of the consummation of the transactions. Except as disclosed on Schedule 4.24 (b), neither of Borrower nor any of the other Credit Parties is a party to or subject of any proceeding seeking to revoke, suspend or otherwise limit any Registration, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c)     Except as disclosed on Schedule 4.24(c), as to each of Borrower’s or other Credit Party’s products for which a new drug application (“NDA”) or abbreviated new drug application (“ANDA”) has been or is required to be approved by the FDA, none of Borrower, the other Credit Parties or the products covered by such an application, or products which would be covered by such an application if approved, currently fails to comply with all applicable provisions of the Federal Food, Drug and Cosmetic Act, 21. U.S.C. § 301 et seq., (the “FDCA”), the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq., the implementing regulations of each codified at Title 21, Code of Federal Regulations, any analogous applicable Requirements of Law of any applicable jurisdiction, and all terms and conditions of any pending or approved application (collectively, “Drug Regulatory Laws”), except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(d)     Except as disclosed on Schedule 4.24(d), none of the research, development, testing, manufacturing, processing, handling, packaging, labeling, storage, advertising, promotion, marketing, sale and distribution of any product of Borrower or any other Credit Party currently fails to comply with any applicable Investigational New Drug Application (“IND”), NDA, or ANDA or all applicable Drug Regulatory Laws, except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.24 (d), Borrower’s and each of the other Credit Party’s INDs, NDAs, and ANDAs required for the research, development, manufacturing, testing, processing, handling, advertising, promotion, marketing, sale and distribution of the products are in full force and effect, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. None of the INDs, NDAs, or ANDAs has been withdrawn, revoked, suspended or cancelled, nor is any such withdrawal, revocation, suspension or cancellation pending or threatened except as would not reasonably be expected to have a Material Adverse Effect.

(e)     To Borrower’s Knowledge, Borrower and each other Credit Party has complied in all respects with the Applicable Government Agreements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(f)     None of Borrower and other Credit Parties has received any written notice that the FDA or other regulatory body or agent of a Governmental Authority thereof, within the last year, has commenced, or threatened to initiate any new action to withdraw its approval or request the recall of any product of Borrower or any other Credit Party, or commenced or threatened to initiate any action to suspend or enjoin manufacturing, production, sale, distribution, import, any product of Borrower or any other Credit Party, or otherwise commenced or threatened to initiate any other action against Borrower or any other Credit Party, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.24(f), no product of Borrower or any other Credit Party is adulterated or misbranded within the meaning of any Drug Regulatory Law in any manner that could reasonably be expected to give rise to any regulatory enforcement action that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 4.24(f), none of Borrower and the other Credit Parties or any facility at which any product of Borrower or any other Credit Party is produced, manufactured or stored has any unremediated or open notice of inspectional findings or other such observations from any Governmental Authority, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)     Except as disclosed on Schedule 4.24(g), none of Borrower and the other Credit Parties is engaging in any conduct that is prohibited under, or fails to comply with the requirements of, any Requirement of Law relating to healthcare regulatory matters, including (collectively, “Healthcare Regulatory Laws”): (i) 42 U.S.C. §§ 1320a-7, 7a, and 7b, which are commonly referred to as the “Federal Fraud Statutes;” (ii) 42 U.S.C. § 1395nn, which is commonly referred to as the “Stark Statute;” (iii) 31 U.S.C. §§ 3729-3733, which is commonly referred to as the “Federal False Claims Act;” (iv) 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162, and 164, which are commonly referred to as the “Health Insurance Portability and Accountability Act of 1996” or “HIPAA”; (v) any state’s Board of Pharmacy Requirement of Law; (vi) any federal, state or local Requirement of Law that regulates either the manufacturing, promotion or distribution of pharmaceutical products, including the Drug Regulatory Laws; (vii) any state Requirement of Law regulating the interactions with health care professionals or institutions and reporting of payments made thereto; or (viii) any federal, state or local statute or regulation relevant to false statements or claims including: (1) making or causing to be made a false statement or representation of a material fact to any Governmental Authority; or (2) knowingly and willfully making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit, payment or Registration; except for any such failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(h)     None of Borrower and the other Credit Parties, acting alone or together, is directly or indirectly (collectively, “Government Pricing Program Obligations”): (i) making any illegal contribution, gift, bribe, rebate, payoff, commissions, promotional allowances, influence payment, kickback, or other payment or economic benefit to any person, private or public, regardless of what form, whether in money, property, or services; (ii) establishing or maintaining any fund or asset that has not been recorded in the books and records of Borrower and the other Credit Parties; or (iii) aiding, abetting, causing (directly or indirectly), participating in, or otherwise conspiring with, any person or entity to violate the terms of any judgment, sentence, order or decree of any court or Governmental Authority, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i)      None of Borrower and the other Credit Parties, has made an untrue or fraudulent statement, including, but not limited to, certification, to the FDA or any other regulatory body of a Governmental Authority or agent thereof, failed to disclose a material fact required to be disclosed to the FDA or any other regulatory body of a Governmental Authority or agent thereof, or committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA or any other regulatory body of a Governmental Authority or agent thereof, to cause Borrower or any other Credit Party to withdraw any product from the marketplace, to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” as set forth in 56 Fed. Reg. 46191 (Sept. 10, 1991), or to initiate any other legal action relating to fraud, false claims, or false statements, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.25     Perfection of Liens. As of the Closing Date, each of the Liens in the Collateral granted to Agent, for the benefit of the Secured Parties, pursuant to any of the Collateral Documents will (when (but only to the extent) any actions required to be taken to afford Agent control over any Collateral (to the extent control of such Collateral is required to create a First Priority Lien) have been taken, any UCC financing statements and/or other filings, recordations or control agreements required under or in respect of such Collateral Documents in appropriate form are filed or recorded in the appropriate offices of Governmental Authorities or are executed and delivered, as applicable) constitute valid and fully perfected Liens under the UCC or other applicable Law or Governmental Authorizations in all of the Collateral described therein.

4.26     Solvency. Immediately after the funding of the Loans on the Closing Date, the Credit Parties, on a consolidated basis, will be Solvent.

4.27     Compliance with Material Contracts. As of the Closing Date, none of the Material Contracts has been amended, supplemented or otherwise modified except as set forth on Schedule 4.27, and all such Material Contracts are in full force and effect. As of the Closing Date, none of the Credit Parties or, to the Credit Parties’ knowledge, any other person party to any such Material Contract is in default thereunder, except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.     AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that until payment in full of all Loans and other Obligations that are due and payable hereunder and under the other Credit Documents (other than contingent indemnification or reimbursement obligations for which no claim has been made), each Credit Party shall perform, all covenants in this Section 5.

5.1     Financial Statements and Other Reports.

Unless otherwise provided below, Borrower will deliver to Agent for prompt further distribution to Lenders:

(a)     Monthly Reports.

(i)      As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Month (provided that for the Fiscal Month which began immediately prior to the Closing Date, such time shall be seventy-five (75) days after the end of such Fiscal Month), the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month (for the avoidance of doubt, the first day of the Fiscal Year for the year of the Closing Date shall be April 1, 2013), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and in reasonable detail, together with a Financial Officer Certification with respect thereto;

(ii)     As soon as available, and in any event within forty-five (45) days after the end of the Fiscal Month which began immediately prior to the Closing Date, the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Month and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month; together with a certification of an Authorized Officer of Borrower that such financial statements fairly present, in all material respects, the financial condition of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

(b)     Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter (provided that for the first Fiscal Quarter ending after the Closing Date, such time shall be seventy-five (75) days after the end of such Fiscal Quarter), the consolidated balance sheet of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year in reasonable detail, together with a Financial Officer Certification with respect thereto;

(c)     Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity, and cash flows of Borrower and its Consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of a firm of independent certified public accountants of recognized regional or national standing reasonably satisfactory to the Requisite Lenders (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Borrower and its Consolidated Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards).

(d)     Financial Projections. Not later than 90 days following to the end of each Fiscal Year, (i) the annual business plan of Borrower and its Subsidiaries for the next succeeding Fiscal Year approved by the Board of Directors of Borrower, (ii) forecasts prepared by management of Borrower for each fiscal month in the next succeeding Fiscal Year and (iii) forecasts prepared by management of Borrower for each of the succeeding Fiscal Years through the Fiscal Year in which the Maturity Date is scheduled to occur, including, in each instance described in clauses (ii) and (iii) above, (x) a projected year-end consolidated balance sheet and income statement and statement of cash flows and (y) a statement of all of the material assumptions on which such forecasts are based.

(e)     Compliance Certificate. Together with each delivery of financial statements of Borrower and its Consolidated Subsidiaries pursuant to Section 5.1(a), (b) and (c), a duly executed and completed Compliance Certificate;

(f)     Regulatory Matters. As soon as possible and in any event within three (3) Business Days of Borrower’s Knowledge thereof, any written notice that any Governmental Authority has initiated an investigation, audit, or similar event regarding Borrower's or any of its Subsidiaries' compliance with Drug Regulatory Laws or is alleging that Borrower or any of its Subsidiaries is in violation of Drug Regulatory Laws;

(g)     Notice of Default. Prompt written notice (but, in any event, within three (3) Business Days) after an Authorized Officer of any Credit Party becoming aware of the occurrence of (i) a Default or an Event of Default that is continuing at the time such Person becomes aware thereof, which notice shall be accompanied by a certificate of an Authorized Officer of Borrower specifying the nature and period of existence of such Default or Event of Default, and what action Borrower has taken, is taking and proposes to take with respect thereto or (ii) a Material Adverse Effect;

(h)     Notice of Litigation. Prompt written notice (but, in any event, within ten (10) Business Days) after an Authorized Officer of any Credit Party becoming aware of (i) the institution of, or receipt of a threat in writing with respect to, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any development in any Adverse Proceeding that, in the case of either clause (i) or (ii), would be reasonably expected to have a Material Adverse Effect, or (iii) to the extent such notice is permitted to be provided under applicable laws, the allegation in writing by any Governmental Authority of any criminal misconduct by any Credit Party, together in each case with such other information as may be reasonably available to the Credit Parties as the Requisite Lenders may reasonably request to enable Lenders and their counsel to evaluate such matters;

(i)      ERISA. (i) Prompt written notice (but, in any event, within ten (10) Business Days) after an Authorized Officer of any Credit Party becoming aware of the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect, together with a written statement of an Authorized Officer of Borrower specifying the nature thereof, what action Borrower or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; (ii) with reasonable promptness (but, in any event, within three (3) Business Days), copies of all notices received by Borrower or any ERISA Affiliate from any Person concerning an ERISA Event that could reasonably be expected to have a Material Adverse Effect in respect of a Pension Plan; and (iii) with respect to any event described in the foregoing clauses (i) or (ii), such other documents or governmental reports or filings relating to any Employee Benefit Plan as the Requisite Lenders shall reasonably request;

(j)      Information Regarding Collateral. Borrower will furnish to Agent written notice at least fifteen (15) days (or such shorter period as shall be reasonably acceptable to the Requisite Lenders) prior to the occurrence of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s jurisdiction of organization or corporate form, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Borrower agrees not to effect or permit any change referred to in the preceding sentence unless Borrower shall have delivered to Agent all financing statements under the Uniform Commercial Code and other documents reasonably requested by the Requisite Lenders. Borrower will furnish to Agent prompt written notice (but in any event within one (1) Business Day) after an Authorized Officer of a Credit Party becomes aware (a) of any Lien (other than Permitted Liens) against any material portion of the Collateral or (b) that any material portion of the Collateral is lost, damaged or destroyed; and Borrower shall provide, from time to time, such additional information regarding the Collateral, the financial condition and operations of any Credit Party as the Requisite Lenders may reasonably request;

(k)     Other Information. (i) Promptly (but, in any event, within five (5) Business Days) after their becoming publicly available, copies of all annual, quarterly and current reports, all proxy statements and all registration statements, if any, filed by Borrower or any of its Subsidiaries with the Securities and Exchange Commission or any Governmental Authority that may be substituted therefor, other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8 (provided, that any applicable documents required to be delivered under this clause (i) shall be deemed delivered on the date on which such documents have been filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System; and provided, further, that upon written request by the Requisite Lenders, Borrower shall deliver paper copies of such documents to Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by Agent), and (ii) such other information and data with respect to Borrower or any of its Consolidated Subsidiaries as from time to time may be reasonably requested by Agent or any Lender through Agent (including, without limitation, information described in Section 11.22); and

(l)      Insurance Programs. Borrower shall promptly provide Agent with such information with respect to its insurance programs as the Requisite Lenders may reasonably request.

5.2     Existence. Except as otherwise permitted under Section 6.7, each Credit Party will at all times preserve and keep in full force and effect (i) its existence and (ii) all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.3     Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries (other than MECW, LLC) to, file or cause to be filed all federal, state and other material tax returns that are required to be filed and pay and discharge promptly when due all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies, but excluding claims in respect of Indebtedness) for sums that have become due and payable and/or that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax or claim need be paid if (a) it is being contested in good faith by appropriate proceedings and reserves to the extent required by GAAP shall have been made therefor or (b) to the extent the failure to pay or discharge the same, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Borrower or any of its Subsidiaries).

5.4     Maintenance of Properties. Except to the extent failure to do so would cause a Material Adverse Effect, each Credit Party will (a) maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear and casualty and condemnation excepted, all material assets used or useful in the business of Borrower and the other Credit Parties from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in accordance with prudent industry practices and (b) comply at all times with the provisions of all material leases to which it is a party as lessee or under which it occupies property, to the extent necessary to prevent any loss or forfeiture thereof or thereunder.

5.5     Insurance. The Credit Parties will maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance, casualty insurance, public liability insurance and third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Borrower and the other Credit Parties as are customarily carried or maintained under similar circumstances by Persons of established reputation of similar size and engaged in similar businesses, in each case in such amounts (after giving effect to any self-insurance that is reasonable and customary for Persons of established reputation of similar size and engaged in similar businesses and provided that reserves therefor, if any, are maintained to the extent required by GAAP), with such deductible levels, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, the Credit Parties will maintain or cause to be maintained flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case (i) in an amount not less than the outstanding principal amount of the Indebtedness secured by this Agreement that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, (ii) with a term ending not later than the maturity of the Indebtedness secured by this Agreement or that may be extended to such maturity date and (iii) in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System. Each such policy of insurance shall (unless Agent shall otherwise agree) (x) name Agent, on behalf of Lenders, as an additional insured thereunder as its interests may appear, and (y) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to the Requisite Lenders, that names Agent, on behalf of Lenders, as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Agent of any cancellation of such policy. Within thirty (30) days following the Closing Date (or such other period as the Requisite Lenders may prescribe, in their sole discretion), the Credit Parties shall provide Agent with a certificate from the Credit Parties’ insurance broker (or other evidence satisfactory to the Requisite Lenders) that all insurance required to be maintained pursuant to this Section 5.5 is in full force and effect, together with endorsements naming Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under this Section 5.5.

5.6     Books and Records; Inspections. Each Credit Party will permit any representatives designated by the Requisite Lenders (or any Lender while an Event of Default is continuing) (including employees thereof or any consultants, accountants, lawyers and appraisers retained thereby), limited to two (2) times per calendar year while no Event of Default has occurred and is continuing (with no limit while an Event of Default has occurred and is continuing), to visit and inspect any of the properties of any Credit Party, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent accountants and any other advisors, all upon reasonable notice and at such reasonable times during normal business hours, in all cases subject to applicable law and the terms of any applicable confidentiality agreements not entered into for the purposes of obstructing the operation of this Section 5.6. By this provision the Credit Parties authorize their independent accountants and other advisors to discuss with the Requisite Lenders (and Lenders while an Event of Default is continuing), and such representatives the affairs, finances and accounts of Borrower and the other Credit Parties. Agent and the Lenders shall give Borrower the opportunity to participate in any discussions with the Credit Parties’ independent accountants and other advisors. The Credit Parties acknowledge that the Requisite Lenders, after exercising its rights of inspection, may prepare and distribute to Lenders certain reports pertaining to the Credit Parties’ assets for internal use by Agent and Lenders.

5.7     Compliance with Laws. Each Credit Party will comply and shall use its commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, in each case, in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws, Health Regulatory Laws and Terrorism Laws), except in each case such noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall promptly take any and all actions reasonably necessary to make an appropriate response to any Environmental Claim against such Credit Party and, except where such obligations are being contested in good faith, discharge any obligations it may have to any Person thereunder, except where failure to do so, individually and in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.8     Environmental.

(a)     Environmental Notices. Borrower will deliver to Agent and Lenders:

(i)      as soon as reasonably practicable (but, in any event, within three (3) Business Days) following an Authorized Officer of a Credit Party becoming aware of the receipt thereof, copies of all material notices or correspondence with respect to any environmental liabilities or obligations concerning any Facility or otherwise relating to Borrower or its Consolidated Subsidiaries that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(ii)     as soon as reasonably practicable following an Authorized Officer of a Credit Party becoming aware of the submission or receipt thereof, copies of all written notices to any governmental or regulatory agency reporting any Releases of Hazardous Materials, or any submission providing material information concerning such Releases, or from any governmental or regulatory agency concerning liability of Borrower or any of its Consolidated Subsidiaries for environmental matters at any Facility or with respect to any Environmental Claims against Borrower or any of its Consolidated Subsidiaries, in each case that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(iii)    reasonably prompt written notice after an Authorized Officer of a Credit Party becoming aware thereof, describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Borrower or any of its Consolidated Subsidiaries that could reasonably be expected to (A) expose Borrower or any of its Consolidated Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Borrower or any other Credit Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (2) any proposed action to be taken by Borrower or any other Credit Party to modify current operations in a manner that could reasonably be expected to subject Borrower or any of its Consolidated Subsidiaries to any additional obligations or requirements under any Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(iv)    with reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Lenders in relation to any pending matters disclosed pursuant to this Section 5.8(a).

(b)     Hazardous Materials Activities, Etc. Each Credit Party shall promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9     Subsidiaries. In the event that any Person becomes a Domestic Subsidiary of Borrower, and the ownership interests of such Domestic Subsidiary are owned directly by any Credit Party, Borrower shall, or shall cause such Credit Party to, promptly deliver, copies of the Organizational Documents of such Domestic Subsidiary, and Borrower shall promptly take, or shall cause such Credit Party to promptly take, all of the necessary actions to cause such Domestic Subsidiary to become a Guarantor of the Obligations and to grant and to perfect a First Priority (subject only to Permitted Liens arising by operation of law) Lien in favor of Agent, for the benefit of Secured Parties, in all of the Capital Stock of such Domestic Subsidiary owned by such Credit Party. In the event that any Person becomes a Foreign Subsidiary of Borrower, and the ownership interests of such Foreign Subsidiary are owned directly by any Credit Party, Borrower shall, or shall cause such Credit Party to, promptly deliver, copies of the Organizational Documents of such Foreign Subsidiary, and Borrower shall promptly take, or shall cause such Credit Party to promptly take, all of the actions necessary to grant and to perfect a First Priority (subject only to Permitted Liens arising by operation of law) Lien under the laws of the State of New York in favor of Agent, for the benefit of Secured Parties, in the Capital Stock of such Foreign Subsidiary owned by such Credit Party, including, without limitation, delivering any stock certificate evidencing such Capital Stock;  provided that the Voting Capital Stock of such Foreign Subsidiary pledged by all Credit Parties shall not exceed sixty-five percent (65%) of all outstanding Voting Capital Stock of such Foreign Subsidiary; and, provided, further, that if the Requisite Lenders reasonably request that such Lien be perfected under the law of the jurisdiction of formation of such Foreign Subsidiary, Borrower shall provide such additional Collateral Documents and foreign law opinions as the Requisite Lenders may reasonably request within sixty (60) days (or such longer period as may be reasonably acceptable to the Requisite Lenders) after such Person becomes a Foreign Subsidiary. With respect to each such Subsidiary, Borrower shall promptly send to Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Borrower, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to such Person.

5.10     Lender Meetings. Borrower will, upon the request of the Requisite Lenders, participate in a telephonic meeting or in-person meeting at Borrower’s corporate office (if requested by the Requisite Lenders) with Agent and Lenders once during each Fiscal Quarter at such time as may be mutually and reasonably agreed to by Borrower and the Requisite Lenders.

5.11     Further Assurances. At any time or from time to time upon the reasonable request of the Requisite Lenders and Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Requisite Lenders and Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders and/or Agent with any information reasonably requested pursuant to Section 11.22. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Requisite Lenders may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and the Liens granted by the Collateral Documents are perfected to the extent and with the priority required by the Credit Documents.

5.12     Use of Proceeds. The proceeds of the Loans will be used only in accordance with Section 2.3.

5.13     Health Regulatory Matters. Except as would not reasonably be expected to have a Material Adverse Effect, comply with and maintain all applicable Registrations and comply with all applicable Drug Regulatory Laws, Healthcare Regulatory Laws, and Government Pricing Program Obligations.

5.14     Material Contracts. Except as would not reasonably be expected to have a Material Adverse Effect, comply with and maintain all Material Contracts.

5.15     Compliance with ERISA. The Borrower shall supply to the Agent (in sufficient copies for all Lenders, if the Agent so request);

(a)      within 15 days after receiving a written request from the Agent a copy of a filed IRS Form 5500 (including the Schedule B) with respect to a Pension Plan;

(b)      promptly and in any event within 30 days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in a Material Adverse Effect, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, any Subsidiary of the Borrower or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under subclause (xii) of the definition thereof, the 30-day period set forth above shall be a 10-day period;

(c)      within 30 days, after becoming aware that there has been (i) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in a Material Adverse Effect, (ii) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA with respect to any and all Multiemployer Plans that is reasonably expected to result in a Material Adverse Effect.

5.16      Intellectual Property. The Borrower shall (and shall ensure that each Credit Party will):

(a)      preserve and maintain the substance and validity of the Intellectual Property necessary for the business of the relevant Credit Party;

(b)      use reasonable endeavors to prevent any infringement in any material respect of the Intellectual Property;

(c)      make registrations and pay all registration fees and taxes necessary to maintain the material Intellectual Property in full force and effect and record its interest in that material Intellectual Property;

(d)      not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any Credit Party to use such property; and

(e)      not discontinue the use of the Intellectual Property,

where failure to do so, in the case of paraqgraphs (a) and (b) above, or, in the case of paragraphs (d) and (e) above, such use, permission to use, omission or discontinuation, is reasonably likely to have a Materially Adverse Effect.

Section 6.     NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, until payment in full of all Loans and other Obligations that are due and payable hereunder and under the other Credit Documents (other than contingent indemnification or reimbursement obligations for which no claims has been made), such Credit Party shall perform all covenants in this Section 6.

6.1     Indebtedness. No Credit Party shall directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)     the Obligations;

(b)     Indebtedness of Borrower or any other Credit Party owing to Borrower or any other Credit Party; provided that, all such Indebtedness shall be (i) unsecured and (ii) subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of an intercompany subordination agreement in a manner acceptable to the Requisite Lenders;

(c)     Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal, bid or similar obligations or obligations in respect of letters of credit, bank guaranties or similar instruments related thereto, in each case incurred in the ordinary course of business;

(d)     Indebtedness of the Credit Parties consisting of Interest Rate Agreements entered into with financial institutions in the ordinary course of business and not for speculative purposes

(e)     Indebtedness (i) from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds and (ii) in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds, in each case in the ordinary course of business;

(f)     Indebtedness incurred by Borrower or any other Credit Party in respect of bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(g)     Guaranties by Borrower or any other Credit Party of Indebtedness of any Credit Party to the extent such Indebtedness is permitted under this Section 6.1;

(h)     Indebtedness existing on the Closing Date and described in Schedule 6.1 and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder (if applicable);

(i)      Indebtedness in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims;

(j)      Indebtedness in respect of capital leases and purchase money obligations for fixed or capital assets in an amount not to exceed $2,500,000 at any time outstanding;

(k)     Indebtedness arising from judgments which do not constitute an Event of Default under Section 9.1(f);

(l)      Indebtedness arising from guarantees incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees;

(m)    unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in the ordinary course of business;

(n)     Indebtedness representing deferred compensation to employees of any Credit Party incurred in the ordinary course of business;

(o)     Indebtedness of the Credit Parties consisting of the financing of insurance premiums in the ordinary course of business consistent with past practice;

(p)     Junior Indebtedness in an aggregate principal amount that would not result in the Total Leverage Ratio on a pro forma basis exceeding the maximum Total Leverage Ratio permitted on such date under Section 7.3;

(q)     Indebtedness of any Person that becomes a Subsidiary and Indebtedness assumed pursuant to a Permitted Acquisition so long as (i) such Indebtedness existed at the time such person became a Subsidiary or the assets subject to such Indebtedness were acquired and not in contemplation thereof, (ii) no Event of Default then exists or would result therefrom, (iii) after giving effect to such Indebtedness, the Total Leverage Ratio on a Pro Forma Basis does not exceed the maximum Total Leverage Ratio permitted on such date under Section 7.3 and (iv) the amount of such Indebtedness does not exceed $6,000,000 at any time outstanding;

(r)      letters of credit obtained in the ordinary course of business that are either unsecured or secured by Liens permitted pursuant to Section 6.2(t); and

(s)     (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (q) shall not at any time exceed $2,500,000.

Notwithstanding the foregoing, in no event shall any Credit Party guaranty any Indebtedness of any Foreign Subsidiary.

6.2     Liens. No Credit Party shall directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable and any Security) of Borrower or any other Credit Party, whether now owned or hereafter acquired, or any income or profits therefrom, except:

(a)     Liens in favor of Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)     deposits or pledges of cash to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA) pertaining to any Credit Party’s employees, if any;

(c)     deposits or pledges of cash to secure bids, tenders, contracts (other than contracts for the payment of money or the deferred purchase price of property or services), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business;

(d)     Liens for Taxes which are not overdue for a period of more than thirty (30) days or which are being contested in good faith by appropriate proceedings diligently conducted, so long as reserves, if any, to the extent required by GAAP shall have been made for any such contested amounts, or for Taxes not yet due and payable;

(e)     statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, suppliers, construction contractors and other like Liens, in each case incurred in the ordinary course of business (i) for amounts not overdue for a period of more than thirty (30) days or (ii) that are being contested in good faith by appropriate proceedings, so long as reserves, if any, to the extent required by GAAP shall have been made for any such contested amounts;

(f)     recorded or unrecorded easements, rights of way, trackage rights, restrictions, covenants, conditions, leases, licenses, special assessments, encroachments, protrusions or other survey defects or matters that would be shown by a current, accurate survey or physical inspection, declarations or agreements with respect to the use of real property, servicing agreements, development agreements, site plan agreements, options or rights of offer or refusal and similar encumbrances and other minor defects or irregularities in title that do not materially interfere with the ability of Borrower or any other Credit Party to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes;

(g)     any zoning, building or other similar law or restriction or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property, provided that none of the foregoing, individually or in the aggregate, materially impair, or could reasonably be expected to materially impair, the current and planned operation of the business of Borrower and its Subsidiaries;

(h)     operating leases, licenses, subleases and sublicenses, including licenses and sublicenses of patents, trademarks and other intellectual property rights, granted by Borrower or any other Credit Party, in each case, in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Borrower or such other Credit Party;

(i)      Liens existing on the Closing Date and described in Schedule 6.2;

(j)      bankers’ Liens (i) relating to (A) Indebtedness in respect of netting services, overdraft protections and similar arrangements and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds incurred in the ordinary course of business or (B) the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, and (ii) relating to pooled deposit or sweep accounts of Borrower or any other Credit Party to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(k)     deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(l)      Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(m)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Borrower or any of its Subsidiaries in the ordinary course of business permitted by this Agreement;

(n)     license agreements granting rights to use any Credit Party’s or any of their respective Subsidiaries’ Intellectual Property;

(o)     (i) leases (or subleases) of real property, and any interest or title of a lessee under any lease in such lease, to the extent entered into, or granted, in the ordinary course of business and not interfering in any material respect with the business of any Credit Party or any of their respective Subsidiaries and (ii) the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property;

(p)     judgment liens (other than for the payment of taxes, assessments or other governmental charges) securing judgments and other proceedings not constituting an Event of Default under Section 9.1(f);

(q)     Liens securing (x) capital lease obligations and purchase money obligations for fixed or capital assets permitted under Section 6.1(j) so long as such Liens are limited to the assets acquired using the proceeds of such Indebtedness, products and proceeds thereof and (y) Indebtedness permitted under Section 6.1(q) so long as such Liens are limited to the assets encumbered by such Liens on the date such Indebtedness under Section 6.1(q) is assumed or acquired;

(r)     Liens in favor of customs and revenue authorities as a matter of law;

(s)     Liens securing Junior Indebtedness in accordance with the definition of “Junior Indebtedness”;

(t)     Liens on cash or Cash Equivalents to secure letters of credit obtained in the ordinary course of business with a face amount not in excess of $2,500,000 in the aggregate at any one time outstanding; and

(u)     other Liens so long as the aggregate principal amount of the obligations so secured by such Liens does not exceed $1,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall any Credit Party grant any Lien on any of its assets for the benefit of any Foreign Subsidiary.

6.3     No Further Negative Pledges. No Credit Party shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except prohibitions or restrictions existing under or by reason of:

(a)     this Agreement and the other Credit Documents;

(b)     applicable law;

(c)     any restriction or encumbrance with respect to any assets of Borrower or any other Credit Party imposed pursuant to an agreement which has been entered into for the sale or disposition of such assets, provided that such sale or disposition is permitted under this Agreement and such restriction or encumbrance shall only be effective against the assets to be sold or disposed of;

(d)     restrictions in connection with any disposition of assets permitted under Section 6.7;

(e)     restrictions that are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.6 and applicable solely to such joint venture entered into in the ordinary course of business;

(f)     are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 6.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness;

(g)     comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 6.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 6.1(p) to the Credit Party’s incurring or guaranteeing such Indebtedness;

(h)     are customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(i)      are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(j)      restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business, provided, that such restrictions are limited to the property or assets subject to such leases, licenses or similar agreements, as the case may be.

6.4     Restricted Junior Payments. No Credit Party shall directly or indirectly, declare, order, pay, make or set apart any Restricted Junior Payment, except that, to the extent constituting Restricted Junior Payments, (a) Borrower and the other Credit Parties may enter into and consummate transactions expressly permitted by any provision of Sections 6.7 and 6.14; (b) any Subsidiary may make Restricted Junior Payments to any Credit Party; (c) Borrower may pay reasonable and customary fees to members of the board of directors (or similar governing body) of Borrower and the other Credit Parties in an amount not to exceed $2,000,000 in any Fiscal Year; (d) Borrower may repurchase or retire shares of its stock held by officers, directors and employees of Borrower and its Subsidiaries (or any spouse, former spouse, successor, executor, administrator, heir, legatee or distributee of any of the foregoing), so long as such repurchase is pursuant to, and in accordance with the terms of, management, director and/or employee equity or stock option or benefit plans, stock subscription agreements or shareholder agreements, (e) Borrower or any Subsidiary may pay dividends in shares of its own Qualified Capital Stock and (f) so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Condition has been met, the Borrower may make Restricted Junior Payments in an aggregate amount not to exceed the then Available Amount.

6.5     Restrictions on Subsidiary Distributions. No Credit Party shall create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Credit Party Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Credit Party Subsidiary’s Capital Stock owned by Borrower or any other Credit Party Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Credit Party Subsidiary to Borrower or any other Credit Party Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Credit Party Subsidiary of Borrower, or (d) transfer, lease or license any of its property or assets to Borrower or any other Credit Party Subsidiary of Borrower other than restrictions (i) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (ii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iii) described on Schedule 6.5; (iv) permitted under Sections 6.3(f), (g) and (i) or (v) arise under the Credit Documents.

6.6     Investments. No Credit Party shall directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a)     (i) Investments in cash and Cash Equivalents and (ii) other similar Investments that are reasonably satisfactory to the Requisite Lenders;

(b)     Investments (i) by Borrower or any other Credit Party in any Credit Party and (ii) by any Credit Party in any Subsidiary that is not a Credit Party; provided that the aggregate amount of such Investments in Subsidiaries that are not Credit Parties made after the Closing Date shall not exceed $4,000,000 at any time outstanding;

(c)     Investments (i) consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practice, (ii) constituting deposits, prepayments and other credits to suppliers made in the ordinary course of business and consistent with past practice, (iii) consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, or (iv) in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of and other disputes with, customers arising in the ordinary course of business.

(d)     Investments existing on the Closing Date and set forth on Schedule 6.6;

(e)     Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business and consistent with past practice or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, and Investments consisting of Securities received in full or partial satisfaction of accounts receivable and notes receivable from financially troubled account debtors;

(f)     (i) advances of payroll payments to employees or payroll processors in the ordinary course of business and consistent with past practice and (ii) loans and advances, including advances for travel and moving expenses, to employees, officers and directors of Borrower its Subsidiaries in the ordinary course of business for bona fide business purposes;

(g)     lease, utility and other similar deposits in the ordinary course of business and consistent with past practice;

(h)     Investments made to repurchase or retire equity interests of Borrower owned by any employee stock ownership plan or key employee stock ownership plan of Borrower;

(i)      Investments consisting of guaranties and Indebtedness permitted under Section 6.1;

(j)      Investments consisting of guaranties of leases and other obligations in the ordinary course of business;

(k)     Investments made solely for consideration consisting of equity interests;

(l)      Investments consisting of the deferred portion of sale price received by any Credit Party in connection with a disposition permitted hereunder;

(m)    intercompany Indebtedness permitted pursuant to Section 6.1(b);

(n)     Investments by Borrower or any of its Subsidiaries in the form of Permitted Acquisitions;

(o)     Investments (including Investments in joint ventures or similar entities that do not constitute wholly-owned Subsidiaries), as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed, together with all other Investments made after the date hereof pursuant to this Section 6.6(o), $6,000,000 plus an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any Investment made after the date hereof pursuant to this Section 6.6(o); and; and

(p)     so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Condition has been met, in addition to Investments otherwise expressly permitted by this Section, Investments in an aggregate amount not to exceed the then Available Amount.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.4.

6.7     Fundamental Changes; Disposition of Assets, Acquisitions. No Credit Party shall enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, and no Subsidiary of Borrower shall issue or sell or enter into an agreement to issue or sell, its Capital Stock, except:

(a)     (i) any Subsidiary of Borrower (other than Borrower) may be merged with or into Borrower or any Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, subleased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, that, in the case of such a merger, such Borrower or such Guarantor, as applicable, shall be the continuing or surviving Person and (ii) any Credit Party (other than Borrower) may change its legal form if Borrower determines in good faith that such action is in the best interests of Borrower and the other Credit Parties and such change is not disadvantageous to Lenders in any material respect;

(b)     sales, transfers or other dispositions of assets made to any Credit Party;

(c)     disposals of obsolete, worn out or surplus property in the ordinary course of business;

(d)     sales or other dispositions of cash and Cash Equivalents;

(e)     sales or other dispositions of (i) inventory in the ordinary course of business and (ii) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business;

(f)     leases, subleases, licenses or sublicenses in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Borrower or any of its Subsidiaries;

(g)     any wholly-owned Subsidiary of the Borrower may merge into the Person such Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

(h)     dispositions constituting the granting of Liens permitted by Section 6.2, Restricted Junior Payments made in accordance with Section 6.4 and Investments made in accordance with Section 6.6;

provided, that notwithstanding anything in the foregoing to the contrary no Credit Party shall convey, sell, lease or sublease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions (by merger or consolidation or otherwise), all or substantially all of the assets or property of Borrower and its Subsidiaries, taken as a whole, other than to Borrower.

6.8      Disposal of Subsidiary Interests.

(a)     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly sell or otherwise dispose of any Capital Stock of any of its Subsidiaries, except (i) to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder and excluding the Capital Stock of Borrower) and (ii) in the case of the Capital Stock of a Subsidiary owned by a Subsidiary that is not a Credit Party, to another Subsidiary that is not a Credit Party.

(b)     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, grant a Lien on the Capital Stock of any of its Subsidiaries, except for (i) Liens in favor of Agent, for the benefit of Secured Parties and (ii) nonconsensual Liens arising under operation of law and permitted by Section 6.2.

6.9      Sales and Lease Backs. No Credit Party shall directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Borrower or any other Credit Party) or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Borrower or any other Credit Party), in each case in connection with such lease.

6.10    Transactions with Shareholders and Affiliates. No Credit Party shall directly or indirectly, enter into or permit to exist any transaction (including any repurchase and redemption of stock transactions and the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower on terms that materially are less favorable to Borrower or such other Credit Party, as the case may be, than those that might be obtained at the time from a Person who is not an Affiliate of Borrower; provided, the foregoing restriction shall not apply to (a) transactions among Credit Parties, or between a Credit Party and another Person that becomes a Credit Party as a result of such transaction; (b)  the issuance of stock or stock equivalents of Borrower to the management of Borrower or the other Credit Parties pursuant to arrangements described in the following clause (c), (c) compensation arrangements for officers and other employees of Borrower and the other Credit Parties entered into in the ordinary course of business; (d) transactions with any Person which is an Affiliate of Borrower only by reason of such Person and Borrower having common directors; (e) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, shareholders, directors, managers, consultants, officers and employees of Borrower and the other Credit Parties in the ordinary course of business to the extent attributable to the ownership or operation of Borrower and the other Credit Parties and (f) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 6.10.

6.11     Conduct of Business. From and after the Closing Date, no Credit Party shall engage in any business substantially different from those lines of the business engaged in by the Credit Parties on the Closing Date, and businesses reasonably related, ancillary or complementary thereto.

6.12     Amendments or Waivers with respect to Junior Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, voluntarily amend or otherwise change the terms of, or consent to, file any pleading, or otherwise take any position in any court of competent jurisdiction in support of any amendment or other modification to the terms of, any Junior Indebtedness if such amendment, consent, filing or other position is materially adverse to Lenders.

6.13     Fiscal Year. No Credit Party shall change its Fiscal Year end from March 31; provided, however, that each of the Credit Parties may, upon written notice to the Lenders, change its Fiscal Year to a calendar year or to any other fiscal year, in which case the Credit Parties and Agent will, and are hereby authorized by Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

6.14     Prepayments of Certain Indebtedness. Except as permitted herein, no Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal or premium, if any, in respect of any Junior Indebtedness; provided that so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Condition has been met, the Borrower may make purchase, redeem, defease or prepay any principal or premium, if any, in respect of any Junior Indebtedness in an aggregate amount not to exceed the then Available Amount.

6.15     Amendments to Organizational Agreements. No Credit Party shall change its name without providing Agent and the Lenders thirty (30) days written notice and delivering all documentation and filings necessary or desirable to preserve Agent’s First Priority Lien on the Collateral. No Credit Party shall amend, restate, supplement or otherwise modify, or permit any amendments, restatements, supplements or other modifications, to any Credit Party’s Organizational Documents in a manner that would reasonably be expected to be adverse in any material respect to the interests of Lenders.

6.16     Issuance of Disqualified Capital Stock. No Credit Party shall issue or sell, or enter into any agreement or arrangement for the issuance or sale of, any Disqualified Capital Stock, any securities convertible into or exchangeable for Disqualified Capital Stock, or any warrants, options or other rights for the purchase or acquisition of shares of Disqualified Capital Stock.

6.17     Accounting Changes. Other than changes permitted under Section 6.13, no Credit Party shall change its accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or any Requirements of Law and disclosed to the Lenders and Agent.

Section 7.     FINANCIAL COVENANTS

7.1     Minimum Consolidated EBITDA. Borrower and its Consolidated Subsidiaries shall have, as of the last day of each Fiscal Quarter set forth below, Consolidated EBITDA for the four Fiscal Quarters ending on such day of not less than the following:

FISCAL QUARTER ENDING	MINIMUM CONSOLIDATED EBITDA
December 31, 2013	$40,000,000
March 31, 2014	$46,000,000
June 30, 2014	$52,000,000
September 30, 2014	$56,750,000
December 31, 2014	$60,000,000
March 31, 2015	$63,000,000
June 30, 2015 and thereafter	$66,000,000

7.2     Minimum Fixed Charge Coverage Ratio. Borrower and its Consolidated Subsidiaries shall maintain a Fixed Charge Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM FIXED CHARGE COVERAGE RATIO
December 31, 2013	2.50 to 1
March 31, 2014	3.10 to 1
June 30, 2014	3.60 to 1
September 30, 2014	4.00 to 1
December 31, 2014	2.50 to 1
March 31, 2015	2.00 to 1
June 30, 2015	1.60 to 1
September 30, 2015 and thereafter	1.30 to 1

7.3     Maximum Leverage Ratio. Borrower and its Consolidated Subsidiaries shall maintain, on the last day of each Fiscal Quarter set forth below, a Leverage Ratio of not more than the maximum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MAXIMUM LEVERAGE RATIO
December 31, 2013	2.50 to 1
March 31, 2014	2.20 to 1
June 30, 2014	1.80 to 1
September 30, 2014	1.70 to 1
December 31, 2014	1.50 to 1
March 31, 2015 and thereafter	1.25 to 1

7.4     Capital Expenditures. Borrower and its Subsidiaries shall not make or incur, or permit to be made or incurred, Capital Expenditures during each of the Fiscal Years set forth below to be, in the aggregate, in excess of the maximum amount set forth below for such Fiscal Year plus, so long as no Event of Default shall have occurred and be continuing or would result therefrom and the Available Amount Conditions:

FISCAL YEAR ENDING	MAXIMUM CAPITAL EXPENDITURES
March 31, 2014	$2,500,000
March 31, 2015	$2,500,000
March 31, 2016 and thereafter	$2,500,000

provided, however, that to the extent that actual Capital Expenditures for any such Fiscal Year shall be less than the maximum amount set forth above for such Fiscal Year (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding Fiscal Year.

7.5     Minimum Interest Coverage Ratio. Borrower and its Subsidiaries shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter set forth below, for the four Fiscal Quarters ending on such day, of at least the minimum ratio set forth below opposite such Fiscal Quarter:

FISCAL QUARTER ENDING	MINIMUM INTEREST COVERAGE RATIO
December 31, 2013	3.20 to 1
March 31, 2014	3.70 to 1
June 30, 2014	4.20 to 1
September 30, 2014	4.70 to 1
December 31, 2014 and thereafter	5.00 to 1

7.6     Curative Equity.

(a)     Subject to the limitations set forth in clause (f) below, Borrower may cure (and shall be deemed to have cured) an Event of Default arising out of a breach of any of the financial covenants set forth in Section 7.1, 7.2, 7.3 and 7.5 (the “Specified Financial Covenants”) if Borrower receives the cash proceeds of an investment of Curative Equity within 15 Business Days after the date that is the earlier to occur of (i) the date on which the Compliance Certificate is delivered to Agent in respect of the Fiscal Quarter with respect to which any such breach occurred and (ii) the date on which the Compliance Certificate is required to be delivered to Agent in respect of the Fiscal Quarter with respect to which any such breach occurred.

(b)     Borrower shall promptly notify Agent of receipt of any proceeds of Curative Equity.

(c)     Any investment of Curative Equity shall be in immediately available funds and, subject to the limitations set forth in clause (f) below, the amount of net cash proceeds from such Curative Equity shall be in an amount that is sufficient to cause Borrower to be in compliance with all of the Specified Financial Covenants as at the last day of the most recently ended Fiscal Quarter, calculated (x) for such purpose as if such amount of Curative Equity were additional Consolidated EBITDA of Borrower as at such date (and for each subsequent measurement period which includes such Fiscal Quarter) and (y) to reflect a pro forma reduction in Indebtedness (to the extent that the proceeds of such Curative Equity are used to prepay the Loans) at the beginning of such Fiscal Quarter and for each subsequent measurement period which includes such Fiscal Quarter.

(d)     In the Compliance Certificate delivered in respect of the Fiscal Quarter end on which Curative Equity is used, Borrower shall (i) note that it will receive net cash proceeds of an investment of Curative Equity within the time period specified in clause (a) above, and (ii) set forth a calculation of the breached Specified Financial Covenants as at such Fiscal Quarter end (including for such purposes the net cash proceeds of such proposed Curative Equity (broken out separately) as deemed Consolidated EBITDA as if received on such date and a pro forma reduction of Indebtedness at the beginning of such Fiscal Quarter), which shall confirm that on a pro forma basis after taking into account the receipt of the Curative Equity proceeds, Borrower would have been in compliance with the Specified Financial Covenants as of such date.

(e)     Upon delivery of the Compliance Certificate conforming to the requirements of this Section 7.6, and investment of Curative Equity within the time period specified for such investment in clause (a) above, then any Event of Default that occurred and is continuing as a result of a breach of any of the Specified Financial Covenants shall be cured and deemed to have not occurred with no further action required by the Requisite Lenders. In the event Borrower does not cure all financial covenant violations as provided in this Section 7.6, the existing Event(s) of Default shall continue unless waived in writing by the Requisite Lenders in accordance herewith.

(f)     Notwithstanding anything to the contrary contained in the foregoing or this Agreement, Borrower’s rights under this Section 7.6 may (i) be exercised not more than five (5) times during the term of this Agreement and (ii) not be exercised with respect to more than two (2) consecutive Fiscal Quarters. Any amount of Curative Equity that is in excess of the amount sufficient to cause Borrower to be in compliance with all of the Specified Financial Covenants as at such date shall not constitute Curative Equity.

(g)     To the extent that the net cash proceeds from Curative Equity is received and included in the calculation of the Specified Financial Covenants as deemed Consolidated EBITDA, or deemed to reduce Indebtedness, as applicable, for the applicable Fiscal Quarter pursuant to this Section 7.6, such net cash proceeds from Curative Equity shall be deemed to be Consolidated EBITDA and to reduce Indebtedness for purposes of determining compliance with the Specified Financial Covenants for subsequent periods that include such Fiscal Quarter.

Section 8.     GUARANTY BY GUARANTORS

8.1     Guaranty of the Obligations. Subject to the provisions of Section 8.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)) (collectively, the “Guaranteed Obligations”).

8.2     Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceed its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors, multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, that solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 8.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 8.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2.

8.3     Payment by Guarantors. Subject to Section 8.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy cases) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

8.4     Liability of Guarantors Absolute. To the fullest extent permitted by applicable law, each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than indefeasible payment in full or performance of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)     this Guaranty is a guaranty of payment and performance when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)     Agent or the Requisite Lenders may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c)     the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d)     payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid; and without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)     to the fullest extent permitted by law, each Guarantor shall remain obligated hereunder, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, notwithstanding that from time to time (i) the Guaranteed Obligations may be renewed, extended, accelerated, the rate of interest thereon increased, or the time, place, manner or terms of payment thereof otherwise changed; (ii) the Guaranteed Obligations or any agreement relating thereto may be settled, compromised, released or discharged, or any offer of performance with respect thereto accepted or refused, or substitutions made for, and/or the payment of the same subordinated to the payment of any other obligations; (iii) other guaranties of the Guaranteed Obligations may be requested and accepted and security for the payment hereof or the Guaranteed Obligations may be taken and held; (iv) any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations may be released, surrendered, exchanged, substituted, compromised, settled, rescinded, waived, altered, subordinated or modified, with or without consideration; (v) any security now or hereafter held by or for the benefit of any Beneficiary in respect hereof or the Guaranteed Obligations may be enforced and applied and the order or manner of sale thereof directed, or any other right or remedy that any Beneficiary may have against any such security may be exercised, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) any other rights available to any Beneficiary under the Credit Documents may be exercised; and

(f)     to the fullest extent permitted by applicable law, this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than indefeasible payment in full or performance of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

8.5     Waivers by Guarantors. To the fullest extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii)  any rights to set offs, recoupments and counterclaims (other than a defense of payment or performance of the Guaranteed Obligations) and (iii) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

8.6     Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification or reimbursement obligations for which no claim has been made), each Guarantor hereby agrees not to assert any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification or reimbursement obligations for which no claim has been made), each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.2. Each Guarantor further agrees that, to the extent the agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for Agent on behalf of Beneficiaries and shall forthwith be paid over to Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

8.7     Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Beneficiaries and shall forthwith be paid over to Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

8.8      Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full (other than contingent indemnification or reimbursement obligations for which no claim has been made). Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

8.9      Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

8.10    Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of such Borrower and its ability to perform its obligations under the Credit Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower, now known or hereafter known by any Beneficiary.

8.11    Bankruptcy, etc.

(a)     The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)     In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

8.12     Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

8.13     Taxes. The provisions of Section 2.16 shall apply, mutatis mutandis, to the Guarantors and payments thereby.

Section 9.     EVENTS OF DEFAULT

9.1       Events of Default. If any one or more of the following conditions or events shall occur:

(a)     Failure to Make Payments When Due. Failure by (A) Borrower to pay when due (i) any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise or (ii) any interest on any Loan or any fee or any other amount due hereunder within three (3) Business Days of the due date therefor; or (B) any Credit Party to pay when due any other amount due hereunder within three (3) Business Days of the due date therefor; or

(b)     Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 5.1(g), Section 5.2, Section 5.10, Section 5.12, Section 6 or Section 7; or

(c)     Failure to Comply with Credit Documents. Failure of any Credit Party to perform (or cause the performance of, as applicable) any term, provision, condition, covenant or obligation contained herein or any other Credit Document, other than any such term specifically referred to in any other clause of this Section 9.1, and such failure shall continue unremedied for a period of thirty (30) calendar days; or

(d)     Invalidity of Liens. Any Lien granted by any Credit Party in any of the Collateral under any Collateral Document constituting a material portion of the Collateral shall have ceased to have the validity, perfection or priority set forth in such Collateral Document; or

(e)     Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(f)     Claims, Judgments and Attachments. There is entered against any Credit Party a judgment or order for the payment of money in an aggregate amount for all such judgments and orders exceeding $5,000,000 (to the extent due and payable and not covered by a solvent and unaffiliated third-party insurance as to which the insurer has been notified of such judgment or order and has not disputed coverage) and such judgments or orders shall not have been vacated, discharged or stayed or bonded pending an appeal for a period of thirty (30) consecutive days; or

(g)     Adverse Regulatory Action. Any Credit Party (i) is found to be out of compliance with any Applicable Government Order or (ii) has received notice of intention from (A) the Department of Health and Human Services or any state agency to exclude or suspend any Credit Party from participation in federal or state healthcare programs or (B) the FDA or other regulatory body or agent of a Governmental Authority thereof withdrawing its approval or clearance of any product of any Credit Party or commencing any action to suspend or enjoin manufacturing, production, sale, distribution, import, or export any product of any Credit Party, other than, in the case of each of the foregoing clauses (i) and (ii), as would not reasonably be expected to have a Material Adverse Effect; or

(h)     Change of Control. A Change of Control shall occur; or

(i)      Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Guaranteed Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate in writing its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, in the case of each of clauses (i) and (ii) above, for any reason other than any action of Agent or the failure of Agent to take any action within its control, (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability under any Credit Document to which it is a party (other than as a result of payment in full of the Obligations) or (iv) any Credit Party shall contest the validity or enforceability of any Guaranty in writing or deny in writing that it has any further liability under any Guaranty to which it is a party (other than as a result of payment in full of the Guaranteed Obligations); or

(j)      Bankruptcy or Insolvency. (i) Borrower or any of its Subsidiaries shall admit in writing its inability to pay its debts generally or shall make a general assignment for the benefit of creditors, (ii) any proceeding shall be instituted by or against Borrower or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts, under any Requirements of Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property; provided, however, that, in the case of any such proceedings instituted against any Borrower or any of its Subsidiaries (but not instituted by Borrower or any of its Subsidiaries) either such proceedings shall remain undismissed or unstayed for a period of sixty (60) days or more or any action sought in such proceedings shall occur or (iii) Borrower or any of its Subsidiaries shall take any corporate action to authorize any action set forth in clauses (i) or (ii) above; or

(k)     Material Indebtedness. (i) Borrower or any of its Subsidiaries shall fail to make any payment on any Indebtedness of Borrower or any such Subsidiary (other than the Obligations) or any Guarantee in respect of Indebtedness of any other Person, and, in each case, such failure relates to Indebtedness having a principal amount of $5,000,000 or more, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or (iii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(l)      Environmental Matters. Borrower or any of its Subsidiaries fails in any material respect to: obtain or maintain any operating licenses or permits required by any Environmental Laws; begin, continue, or complete any remediation activities as required by any applicable Environmental Laws; store or dispose of any Hazardous Materials in accordance with any applicable Environmental Laws; or comply with any other applicable Environmental Laws; in each case, if such failure could reasonably be expected to have a Material Adverse Effect and any such failure remains unremedied for more than sixty (60) consecutive days;

(m)    Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability that has a Material Adverse Effect;

THEN, Agent shall, upon an Event of Default, at the direction of the Requisite Lenders, (i) declare all Obligations to be immediately due and payable, whereupon all such Obligations shall become forthwith immediately due and payable, without any presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party, (ii) terminate any of the remaining Commitments, if any, whereupon any such remaining Commitments shall forthwith terminate, (iii) exercise all rights and remedies available to it under any of the Credit Documents (including, without limitation, the right to set-off under Section 11.4) and any applicable law, including the UCC, and/or (iv) convert any or all LIBOR Rate Loans then outstanding into Base Rate Loans (it being understood that each Credit Party shall be jointly and severally liable for any amounts payable under Section 2.14(c) in connection with such conversion); provided that, if an Event of Default specified in Section 9.1(j) shall occur, the result which would otherwise occur upon the direction of the Requisite Lenders as specified in clauses (i) and (ii) above shall occur automatically without the giving of any such direction). After the exercise of remedies provided for in this Section 9.1 (or after the Loans have become immediately due and payable), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.18, be applied by Agent in the order set forth in Section 2.12(g).

Section 10.     AGENT

10.1     Appointment of Agent. Law Debenture Trust Company of New York is hereby appointed Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Law Debenture Trust Company of New York, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 10 (other than Section 10.8(b)) are solely for the benefit of Agent and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries. Agent shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement or any other Credit Document at the request or direction of any Lender, unless such Lender shall have offered to Agent reasonable security or indemnity against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

10.2     Powers and Duties. Each Lender irrevocably authorizes Agent, at its discretion, to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Credit Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Agent shall not have and shall not be deemed to have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Notwithstanding the foregoing, Agent shall not be required to take any action that, in its opinion and the opinion of its counsel, may expose Agent to liability or that is contrary to any Credit Document or applicable law. Agent shall not expend or risk any of its own funds or otherwise incur any financial liability in the performance of its duties hereunder.

10.3     General Immunity.

(a)     No Responsibility for Certain Matters. Agent shall not be responsible to any Lender (i) for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof, (ii) for any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to Lenders or by or on behalf of any Credit Party to Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby, (iii) for the validity, enforceability, effectiveness or genuineness of this Agreement or any other Credit Document or any other agreement, instrument, document or the creation, perfection or priority of any Lien purported to be created by the Credit Documents, (iv) for the value or sufficiency of any Collateral, or (v) or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations. Agent shall not be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Neither Agent nor any of its officers, partners, directors, employees or agents shall have any responsibility to any Credit Party on account of the failure or delay in performance or breach by any Lender or by any Credit Party of any of their obligations under this Agreement or under any other Credit Document or in connection herewith or therewith. Anything contained herein to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)     Exculpatory Provisions. Neither Agent nor any of its officers, partners, directors, employees or agents shall be liable (i) to Lenders for any action taken or omitted by Agent under or in connection with any of the Credit Documents except to the extent caused by Agent’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order or (ii) for special, indirect, punitive or consequential loss or damage of any kind whatsoever, even if Agent has been advised of the likelihood of such loss or damage regardless of the form of action. Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder or under any Credit Document by reason of any occurrence beyond the control of Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or other wire or communication facility). Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5) or in accordance herewith or other applicable Collateral Document, and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), or in accordance herewith or other applicable Collateral Document, as the case may be, Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions (provided, however, that, with respect to any consent or approval that Agent may provide in its sole discretion hereunder, no direction or instruction from Requisite Lenders shall be required in connection with Agent’s providing or refusing to provide such consent or approval). Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Credit Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 11.5) or in accordance herewith or other applicable Collateral Document.

(c)     Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Agent for the account of the Lenders, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Lenders of its receipt of any such notice. Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders; provided, however, that unless and until Agent has received any such direction, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

(d)     Reliance by Agent. Agent shall be entitled to rely upon, and shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, communication, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Loan, that by its terms must be fulfilled to the satisfaction of the Requisite Lenders, Agent may presume that such condition is satisfactory to such Requisite Lenders unless Agent shall have received notice to the contrary from such Requisite Lenders prior to the making of such Loan. Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.4     Agent Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Agent in its individual capacity. Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

10.5     Lenders’ Representations, Warranties and Acknowledgment.

(a)     Each Lender represents and warrants to Agent that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries, without reliance upon Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, nor shall Agent have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)     Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

10.6     Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify Agent, its Affiliates and respective officers, partners, directors, trustees, employees, representatives and agents of Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties (solely in respect to such Indemnitee Agent Party’s capacity as Agent and, if applicable, not in such Indemnitee Agent Party’s capacity as a Lender) as provided hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents (including without limitation losses incurred by Agent in connection with its successful defense, in whole or in part, of any claim of gross negligence, fraud or willful misconduct on its part); provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence, fraud or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, that this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

10.7     Successor Agents.

(a)     Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Borrower. In addition, the Requisite Lenders may by 30 days prior written notice to Agent and Borrower remove the Agent. Upon any such notice of resignation or removal, Requisite Lenders shall have the right, upon two (2) Business Days’ notice to Borrower, to appoint a successor Agent, so long as no Event of Default shall have occurred and be continuing, reasonably acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may, but shall not be obligated to, on behalf of the Lenders, appoint a successor Agent from among the Lenders, in each case, so long as no Event of Default shall have occurred and be continuing, reasonably acceptable to Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly, following payment to the Agent of any outstanding fees and expenses owed to it (i) transfer to such successor Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Credit Documents, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or removed Agent’s removal hereunder as Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.

(b)     [Intentionally Omitted].

(c)     Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Agent. Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 10.3 and Section 10.6 shall apply to any Affiliates of Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 10.3 and of Section 10.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Agent, and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

10.8     Collateral Documents and Guaranty.

(a)     Agent under Collateral Documents and Guaranty. Each Lender hereby further irrevocably authorizes Agent, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 11.5, without further written consent or authorization from Lenders, Agent may execute any documents or instruments and take any action necessary to (i) release, acquire, hold and enforce any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented together with such powers and discretion as are reasonably incidental thereto, or (ii) release any Guarantor from the Guaranty pursuant to Section 8.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 11.5) have otherwise consented. In this connection, Agent as “collateral agent” and any co-agents, sub-agents and attorneys in fact appointed by Agent shall be entitled to the benefits of all of the provisions of this Section 10 as if set forth in full herein.

(b)     Release and Subordination of Liens. Each Lender hereby irrevocably agrees that:

(i)    any Lien on any property granted to or held by Agent under any Credit Document shall be automatically released (A) upon termination of the Commitments and indefeasible payment in full of all Obligations (other than contingent reimbursement and indemnification obligations not yet accrued and payable), (B) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder to any Person other than a Credit Party, or (C) subject to Section 11.5, if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 11.5), upon the satisfaction of any conditions contained in such approval, authorization or ratification, or (D) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty hereunder pursuant to clause (iii) below;

(ii)     Agent is authorized (but not required), with the consent of each of the Lenders, to release or subordinate any Lien on any property granted to or held by Agent under any Credit Document to the holder of any Lien on such property that is permitted by any clause of Section 6.2; provided that notwithstanding anything in this paragraph to the contrary, the consent of each of the Lenders shall not be required (i) to permit Agent to release any Lien in accordance with the Security Agreement or (ii) to permit Agent to subordinate any Lien on any property to the holder of any Lien on such property permitted by clause (x) of Section 6.2(q); and

(iii)    any Guarantor shall be automatically released from its Guaranty hereunder if all of the Capital Stock of such Person owned by Borrower and its Subsidiaries is transferred in connection with any transfer permitted hereunder to a Person other than Borrower or any of its Subsidiaries.

Upon request by Agent at any time, the Requisite Lenders (or such greater number of Lenders as may be required pursuant to Section 11.5) will confirm in writing the authority of Agent to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations hereunder pursuant to this Section 10.8. In each case as specified in this Section 10.8, Agent will (and each Lender irrevocably authorizes Agent to), at Borrower’s expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Credit Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 10.8.

(c)     Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, each Credit Party, Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent, on behalf of Lenders in accordance with the terms hereof, and all powers, rights and remedies under the Collateral Documents may be exercised solely by Agent; provided that nothing herein shall prohibit any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law, and (ii) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations on a pro rata basis as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

10.9     Posting of Approved Electronic Communications.

(a)     Delivery of Communications. Each Credit Party hereby agrees, unless directed otherwise by the Requisite Lenders, that it will, or will cause its Subsidiaries to, provide to Agent all information, documents and other materials that it is obligated to furnish to Agent or to the Lenders pursuant to the Credit Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Funding Notice or a Conversion/Continuation Notice, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Agent to Frank.Godino@lawdeb.com. In addition, each Credit Party agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to Agent or Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Requisite Lenders.

(b)     Platform. Each Credit Party further agrees that Agent shall, upon request of the Requisite Lenders, make the Communications available to Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”); provided that Agent shall not be responsible for any costs related to establishing or maintaining the Platform.

(c)     No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PARTY HERETO FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE, FRAUD OR WILLFUL MISCONDUCT.

(d)     Delivery Via Platform. Agent agrees that the receipt of the Communications by Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Agent for purposes of the Credit Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees to notify Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e)     No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

10.10     New York Real Property Law. If Article 4-A of the New York Real Property Law is applicable to this instrument, then Agent, for itself or in its capacity as a mortgagee, beneficiary or grantee under any mortgage delivered to Agent in connection herewith, has all the power and duties that a trustee is required to have pursuant to Article 4-A of the New York Real Property Law.

Section 11.     MISCELLANEOUS

11.1     Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party or Agent, shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix A or otherwise indicated to Agent in writing. Each notice, direction, instruction or consent hereunder shall be in writing and may be personally served or sent by telecopy or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telecopy or telex; provided that no notice to Agent shall be effective until received by Agent.

11.2     Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly upon demand all (a) reasonable and documented out-of-pocket costs and expenses of Agent and each of the Lenders (including, without limitation, all reasonable out-of-pocket fees, expenses and disbursements of outside counsel and other professional advisors hired by the Lenders or their counsel) in connection with the preparation, execution and delivery of the Credit Documents and the funding of all Loans, including, without limitation, all due diligence, transportation, computer, duplication, messenger, audit, insurance, appraisal and consultant costs and expenses, and all search, filing and recording fees, incurred or sustained by Agent and each of the Lenders in connection with (x) the closing of the Credit Documents or the transactions contemplated thereby and (y) the enforcement, collection or protection (in the case of any Lender, after the occurrence of a Default or Event of Default) of any of their rights and remedies under the Credit Documents; and (b) reasonable and documented out-of-pocket costs and expenses incurred by Agent and each of the Lenders in connection with the administration, amendment, modification or waiver of the Credit Documents, including, without limitation, the reasonable and documented out-of-pocket fees and disbursements of a single lead counsel and appropriate special and local counsel and, in the case of an actual or reasonably perceived conflict of interest with respect to any of the Lenders, one additional counsel (and appropriate special and local counsel) for all affected parties, so long as representation of each such party by a single counsel is consistent with and permitted by professional responsibility rules.

11.3     Indemnity.

(a)     In addition to the payment of expenses pursuant to Section 11.2, whether or not the transactions contemplated hereby shall be consummated, the Credit Parties agree jointly and severally to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Agent and each Lender, their Affiliates and each of their respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives and successors and assigns (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF AGENT; provided, that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent that such Indemnified Liabilities arise from (i) the gross negligence, fraud or willful misconduct of such Indemnitee or (ii) any disputes arising solely between and among Indemnitees, in each case, as determined by a court of competent jurisdiction in a final, nonappealable order other than (x) claims against an Indemnitee in its capacity as Agent and (y) claims arising out of any act or omission of the Credit Parties or their Affiliates. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)     If any Indemnitee shall receive an indemnification payment in respect of any Indemnified Liability pursuant to Section 11.3(a) and such Indemnified Liability is determined by a court of competent jurisdiction in a final, nonappealable order to have resulted from the gross negligence, fraud or willful misconduct of such Indemnitee or any of its Affiliates or any of its or its Affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, then such Indemnitee shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of Section 11.3(a).

(c)     To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agent and their respective Affiliates, and their or their Affiliates’ officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

11.4     Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, Agent, each Lender and its respective Affiliates are hereby authorized by each Credit Party at any time or from time to time subject to the consent of Agent, in its sole discretion (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Agent), any such notice being hereby expressly waived to the fullest extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)), and any other Indebtedness at any time held or owing by Agent, such Lender or such Affiliate to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the Obligations of any Credit Party to Agent or such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) Agent, such Lender or such Affiliate shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such Obligations, or any of them, may be contingent or unmatured or (c) such Obligation is owed to a branch or office of Agent, such Lender or such Affiliate different from the branch or office holding such deposit or obligation or such Indebtedness.

11.5     Amendments and Waivers.

(a)     Requisite Lenders’ Consent. Subject to Sections 11.5(b) and 11.5(c) and except as otherwise expressly set forth in the Credit Documents, no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, Agent, the Requisite Lenders and Credit Parties or (ii) in the case of any other Credit Document, the Credit Parties party thereto, the Agent (if party thereto), and the Requisite Lenders.

(b)     Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)      extend or increase the Commitment of such Lender; provided that the aggregate amount of the Commitments shall not be increased to an amount in excess of $100,000,000 without the prior written consent of each of the Lenders;

(ii)     extend the scheduled final maturity of any Loan or Note of such Lender;

(iii)    waive, reduce or postpone any scheduled repayment due such Lender (but not prepayment);

(iv)    reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” (which may be effected by consent of the Requisite Lenders) and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.7) or any fee payable hereunder;

(v)     extend the time for payment of any such interest or fees to such Lender;

(vi)    reduce the principal amount of any Loan of such Lender;

(vii)   amend, modify, terminate or waive any provision of this Section 11.5(b) or Section 11.5(c);

(viii)  release all or substantially all of the Collateral or release a Guarantor, except in connection with a consolidation or a disposition permitted under Section 6.7;

(ix)     subordinate all or any portion of the Obligations to other Indebtedness or the Liens in favor of Agent to any other Lien;

(x)      amend Section 2.13 or the definition of “Requisite Lenders” to reduce the required voting percentages or “Pro Rata Share”;

(xi)     amend Section 2.11 or Section 2.12(g);

(xii)    amend Section 6.4 (or any defined term used therein);

(xiii)   permit an Interest Period of more than six (6) months in duration;

(xiv)   impose any additional restrictions on any Lender’s ability to assign any part of its rights or obligations hereunder (including any amendment to Section 11.6); or

(xv)    consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document, other than to a successor by merger pursuant to any transaction not prohibited by this Agreement.

(c)     Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall amend, modify, terminate or waive any provision of Section 10 as the same applies to Agent, or any other provision hereof as the same applies to the rights or obligations of Agent, in each case without the prior written consent of Agent.

(d)     Execution of Amendments, etc. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.5 shall be binding upon each Lender at the effective time thereof, each future Lender and, if signed by a Credit Party, on such Credit Party).

Anything herein to the contrary notwithstanding, to the fullest extent permitted by applicable law, no Defaulting Lender will be entitled to vote in respect of amendments and waivers hereunder and the Commitment and the outstanding Loans of such Defaulting Lender hereunder will not be taken into account in determining whether the Requisite Lenders or all of the affected Lenders, as required, have approved any such amendment or waiver (and the definition of “Requisite Lenders” will automatically be deemed modified accordingly for the duration of such period); provided, that any such amendment or waiver that would increase or extend the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

11.6     Successors and Assigns; Participations.

(a)     Generally. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Lenders. Except pursuant to a merger or consolidation permitted by Section 6.7, no Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agent and Lenders and Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Register. Borrower, Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Agent and recorded in the Register as provided in Section 11.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Agent shall be deemed to be acting on behalf of the Credit Parties.

(c)     Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan):

(i)      to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Borrower and Agent; and

(ii)     to any Person otherwise constituting an Eligible Assignee; provided, that the consent of Borrower (such consent not to be unreasonably withheld, delayed or conditioned) shall be required unless an Event of Default shall have occurred and be continuing at the time of such assignment; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof; provided, further, that each such assignment pursuant to this Section 11.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by the Requisite Lenders or as shall constitute the aggregate outstanding principal amount of the Loans of the assigning Lender); provided, further, that the foregoing minimum assignment amounts shall not apply (x) to any assignment of all or any portion of a Loan to a Lender, an Affiliate of a Lender or a Related Fund of the assignor or (y) if an Event of Default shall have occurred and is continuing.

(d)     Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to Section 2.16(e).

(e)     Notice of Assignment; Recordation. Upon its (i) receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith and (ii) receipt of $3,500 recordation fee (per each Assignment Agreement), Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Borrower and shall maintain a copy of such Assignment Agreement.

(f)     Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii)  it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 11.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g)     Effect of Assignment. Subject to the terms and conditions of this Section 11.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 11.9) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of Sections 2.14(c), 2.15, 2.16, 11.2 and 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment); (iii) if applicable, the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new outstanding Loans of the assignee and/or the assigning Lender.

(h)     Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Borrower, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation (a “Participant”), other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such Participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except any amendment to the definition of “Default Rate” or in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such Participant is participating. Borrower agrees that each Participant shall be entitled, through the participating Lender, to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, that (i) a Participant shall not be entitled to receive any greater payment under Section 2.14(c), 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, and (ii) a Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that has sold participations to one or more Participants, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a register on which it enters the name and address of each such Participant, and the amount of each such Participant’s interest in such Lender’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary in connection with a tax audit or other proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury regulation §5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Lender under this Agreement.

(i)     Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 11.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, that no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

11.7     Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (“Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided, that (x) nothing herein shall constitute a commitment by any SPC to make any Loans and (y) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this clause, any SPC may (i) with notice to, but without the prior written consent of Borrower or the Requisite Lenders and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and the Requisite Lenders) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section may not be amended without the written consent of the SPC. Borrower acknowledges and agrees, subject to the next sentence, that, to the fullest extent permitted under applicable law, each SPC, for purposes of Sections 2.13, 2.14, 2.15, 2.16, 11.2, 11.3 and 11.4, shall be considered a Lender. Borrower shall not be required to pay any amount under Sections 2.13, 2.14, 2.15, 2.16, 11.2, 11.3 and 11.4 that is greater than the amount which it would have been required to pay had no grant been made by a Granting Lender to a SPC.

11.8      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

11.9      Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(c), 2.15, 2.16, 11.2, 11.3 and 11.4 and the agreements of Lenders set forth in Sections 2.13, 10.3(b) and 10.6 shall survive the payment of the Loans and the termination of this Agreement.

11.10    No Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

11.11    Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Agent or Lenders (or to Agent, on behalf of Lenders), or Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

11.12    Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

11.13    Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a Joint Venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

11.14    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

11.15    APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(a)     Borrower is obligated and fully liable for the amount due under their respective Notes and this Agreement. Agent, on behalf of the Lenders, has the right to sue on the Notes and this Agreement and obtain a judgment against the applicable borrowers for satisfaction of the amount due under the Notes and this Agreement.

11.16     CONSENT TO JURISDICTION. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE GENERAL JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK); (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE PARTY HERETO AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 11.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE PARTY HERETO IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT EACH PARTY HERETO RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY COLLATERAL DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

11.17     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 11.17 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.18     Confidentiality. Each of Agent and Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) to any bona fide potential pledgee referred to in Section 11.6(i) or bona fide potential assignee, transferee or participant with respect to the Obligations, and their advisors, in each case to the extent reasonably required in connection with the contemplated transaction, provided that such Persons and advisors are advised of and agree to be bound by the provisions of this Section 11.18); (f) with the written consent of Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 11.18; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; and (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Credit Parties received by it from such Lender). In addition, Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to service providers to Agent and Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Commitments, and the Loans. For the purposes of this Section 11.18, “Information” means all non-public information regarding the Credit Parties and their businesses and obtained by Agent or such Lender pursuant to the requirements hereof. Notwithstanding the foregoing, on or after the Closing Date, subject to the prior written consent of Borrower (such consent not to be unreasonably withheld or delayed) Agent and Lenders may, at their own expense, issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media.

11.19     Usury Savings Clause. Notwithstanding anything to the contrary contained in any Credit Document, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Highest Lawful Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Highest Lawful Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Highest Lawful Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

11.20     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page of this Agreement by telecopy or electronic mail transmission shall be effective as delivery of a manually executed counterpart hereof.

11.21     Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Agent of written or telephonic notification of such execution and authorization of delivery thereof.

11.22     Patriot Act. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or Agent, as applicable, to identify each Credit Party in accordance with the Patriot Act.

11.23     Disclosure and Equity Holder Information. Each Credit Party and each Lender hereby acknowledges and agrees that Agent, Lenders and/or their Affiliates and their respective Related Funds from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates, including the ownership, purchase and sale of equity interests in Borrower, and each Credit Party, Agent and each Lender hereby expressly consents to such relationships. Each Lender acknowledges that certain Lenders, their respective Affiliates and/or their respective Related Funds (i) may have, or may have had, representatives on the board of directors of Borrower and (ii) will have information related to the Credit Parties (“Equity Holder Information”) that is not provided or made available to Lenders. All information provided to such Lenders, their respective Affiliates and/or their respective Related Funds regarding the Credit Parties shall be deemed to be Equity Holder Information, unless expressly stated to be, or expressly required or contemplated by this Agreement or a Collateral Document to be, delivered to Agent in its capacity as such. Agent shall have no obligation to provide any Lender with Equity Holder Information.

11.24     Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Agent and Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Agent) obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefore shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.

11.25     Advertising and Publicity. No Credit Party shall issue or disseminate to the public generally (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish to the public generally any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of the Requisite Lenders (such consent not to be unreasonably withheld or delayed). Nothing in the foregoing shall be construed to prohibit any Credit Party from making any disclosure, submission or filing which it is required to make by applicable law or the applicable rules of any securities exchange or pursuant to judicial or administrative process or upon the demand or request of any regulatory authority having jurisdiction over such Credit Party or any of its Affiliates or to any rating agency.

11.26     Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties; provided that nothing herein shall supersede any previously executed non-disclosure agreement by and between one or more of the Credit Parties and one or more of the Lenders.. There are no unwritten oral agreements among the parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guaranty Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

K-V PHARMACEUTICAL COMPANY

By:	/s/ Thomas S. McHugh
Name: Thomas S. McHugh
Title: Chief Financial Officer, Treasurer

Zeratech Technologies USA, Inc. DrugTech Corporation FP1096, Inc. K-V Generic Pharmaceuticals, Inc. K-V Solutions USA, Inc. K-V Discovery Solutions, Inc. Ther-Rx Corporation

By:	/s/ Thomas S. McHugh
Name: Thomas S. McHugh
Title: Chief Financial Officer, Treasurer

LAW DEBENTURE TRUST COMPANY OF NEW YORK, as Agent

By:
Name:
Title:

CAPITAL VENTURES INTERNATIONAL,
in its capacity as a Lender

By:	Susquehanna Advisors Group, Inc., its authorized agent

By:
Name:
Title:

GREYWOLF CAPITAL OVERSEAS MASTER FUND,
in its capacity as a Lender

By:	Greywolf Capital Management LP, its Investment Manager

By:
Name:
Title:

GREYWOLF CAPITAL PARTNERS II LP,
in its capacity as a Lender

By:	Greywolf Advisors LLC, its General Partner

By:
Name:
Title:

KINGDON CAPITAL MANAGEMENT, L.L.C., in its capacity as Investment Advisor on behalf of certain funds that it advises, as a Lender

By:
Name:
Ttle:

Farallon Capital Partners, L.P.

Farallon Capital Institutional Partners, L.P.

Farallon Capital Institutional Partners II, L.P.

Farallon Capital Institutional Partners III, L.P.,

each in its capacity as a Lender

By:
Name:
Ttle:

Schedule I

Commitments

Commitment Party	Commitment
Capital Ventures International	$35,000,000
Greywolf Capital Overseas Master Fund	$6,080,000
Greywolf Capital Partners II LP	$13,920,000
Kingdon Capital Management, L.L.C., as Investment Advisor on behalf of certain funds that it advises	$25,000,000
Farallon Capital Partners, L.P.	$10,414,000
Farallon Capital Institutional Partners, L.P.	$7,940,000
Farallon Capital Institutional Partners II, L.P.	$644,000
Farallon Capital Institutional Partners III, L.P.	$1,002,000
$100,000,000.00